Exhibit 4.8
Dated 13 December 2012
Between
BIKAR SHIPPING COMPANY INC.,
 of Majuro Marshall Islands
and
DIANA SHIPPING INC.,
 of Majuro Marshall Islands
and
DIANA SHIPPING SERVICES S.A.,
 of Panama
and
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK
______________________________________________
SUPPLEMENTAL AGREEMENT
to the Loan Agreement dated 13 September 2011
as amended by the Supplemental Agreement
dated 11 December 2012
and as novated by the Novation Deed
dated 11 December 2012
______________________________________________

TABLE OF CONTENTS
Clause Heading
1.	DEFINITIONS AND INTERPRETATION
2.	AMENDMENTS TO THE LOAN AGREEMENT
3.	CONDITIONS PRECEDENT
4.	REPRESENTATIONS AND WARRANTIES
5.	RECONFIRMATION - UNDERTAKINGS
6.	INTEGRATION OF TERMS
7.	MISCELLANEOUS
8.	GOVERNING LAW AND JURISDICTION
9.	THIRD PARTY RIGHTS
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This Supplemental Agreement dated 13 December 2012 is made BETWEEN:
(1)            BIKAR SHIPPING COMPANY INC., a company duly incorporated in the Republic of The Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands (the "Borrower");
(2)            DIANA SHIPPING INC., a company duly incorporated in the Republic of Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the "Guarantor");
(3)            DIANA SHIPPING SERVICES S.A., a company duly incorporated in the Republic of Panama, and whose resident agent is situated at Edificio Universal, Piso 12, Avenida Federico Boyd, Panama, Republic of Panama (the "Manager"); and
(4)            CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, a French "société anonyme", having its registered office located at 9, Quai du Président Paul Doumer, 92920 Paris, La Défense cedex, France, registered under the no. Siren 304 187 701 at the "Registre du Commerce et des Sociétés" of Nanterre (the "Bank").
and it is a Supplemental Agreement to the Loan Agreement dated 13 September 2011 as amended and as novated.
WHEREAS
(A)            By a loan agreement dated 13 September 2011 as amended by a first supplemental agreement dated 11 December 2012 (the "Original Loan Agreement") between the Borrower as borrower and Emporiki Bank of Greece S.A. of Athens, Greece as lender ("Original Lender"), the Original Lender advanced by way of loan to the Borrower, subject to the terms and conditions of the Original Loan Agreement, Dollars Fifteen million ($15,000,000) and the principal amount of Dollars Fourteen million ($14,000,000) (the "Debt") owing by the Borrower thereunder has been novated in favour of the Bank.
(B)            By the deed of novation dated 11 December 2012 and made between the Original Lender as transferor, the Bank as transferee, the Borrower as borrower and the Guarantor as guarantor (the "Novation Deed"): (i)the Debt and all the rights, title, interest, benefit of the Original Lender under the Original Loan Agreement were transferred by novation to the Bank which was made party thereto in substitution for the Original Lender, (ii)the obligations, liabilities and duties of the Original Lender have been assumed by the Bank, (iii)the Original Lender has been released of its obligations under the Original Loan Agreement, and (iv)it has been agreed that the security documents provided for in clause 11.01 of the Original Loan Agreement be released by the Original Lender and be retaken by the Bank.
(C)            This Supplemental Agreement sets out the amendments which the parties have agreed to bring to the Original Loan Agreement as novated by the Novation Deed and this Supplemental Agreement is an integral part thereof and all the terms of this Supplemental Agreement are amendments to and parts of the Original Loan Agreement as novated by the Novation Deed.
NOW IT IS HEREBY AGREED as follows:
1.  DEFINITIONS AND INTERPRETATION
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1.01. In this Supplemental Agreement (unless the context otherwise requires) terms and expressions not defined herein but defined in the Original Loan Agreement and the Novation Deed shall have the meanings set out therein or, as the context may require, as such terms and expressions have been amended in this Supplemental Agreement.
1.02. In the Original Loan Agreement reference to "this Agreement" means the Original Loan Agreement as novated by the Novation Deed and as amended and restated by this Supplemental Agreement and/or as same may hereinafter be amended or supplemented or varied.
1.03. In this Supplemental Agreement:
"Loan Agreement" means the Original Loan Agreement as novated by the Novation Deed and as amended and restated by this Supplemental Agreement and as same may hereinafter be amended or supplemented or varied;
"Novation Deed" means the Novation Deed specified in recital (B).
"Effective Date" means the date on which the Novation Deed becomes effective under the terms thereof;
"New Approved Charter" means the time charter dated 20 November 2012 between the Borrower as owner and the Approved Charterer in respect of the employment of the Vessel for a period of minimum 18 months to maximum 24 months at a gross daily hire of $7,300 as the same may hereinafter be amended and/or supplemented, all rights, title and interest in and to which will be assigned to the Bank;
"New Assignment of Charter" means the first priority specific assignment of the New Approved Charter in favour of the Bank in form and substance satisfactory to the Bank and respective notice of assignment and acknowledgement by the Approved Charterer in form and substance satisfactory to the Bank;
"New Assignment of Insurances and Earnings" means the first priority general assignment in favour of the Bank of all the Insurances and Earnings and Requisition Compensation of the Vessel in form and substance satisfactory to the Bank and respective notices of assignment;
"New Corporate Guarantee" means an irrevocable and unconditional guarantee to be given by the Corporate Guarantor in favour of the Bank in form and substance satisfactory to the New Bank;
"New DSI Assignment of Insurances" means the first priority general assignment in favour of the Bank of all the rights, title, interest and benefit which the Guarantor has in the Insurances of the Vessel in form and substance satisfactory to the Bank and respective notices of assignment;
"New Earnings Account" means the account opened or, as the context may require to be opened in the name of the Borrower with the Bank and with any branch of the Bank, as may be required by and at the discretion of the Bank, to which (inter alia) all Earnings of the Vessel are to be paid in accordance with Clauses 11.05 and 8.10(b) of the Loan Agreement and includes any sub-accounts thereof and any other account designated in
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writing by the Bank to be the Earnings Account for the purposes of such Loan Agreement;
"New Earnings Account Pledge" means a first priority pledge on the New Earnings Account in favour of the Bank in form and substance satisfactory to the Bank;
"New Cash Collateral Account" means the account or the time deposit opened or, as the context may require to be opened in the name of the Borrower with the Bank and with any branch of the Bank, as may be required by and at the discretion of the Bank and maintained pursuant to Clause 11.06, in the same currency as the Loan and includes any sub-account or time deposit or any renewal thereof and/or sub-deposit thereof or new deposit and/or any other time deposit designated in writing by the Bank to be the Cash Collateral Account;
"New Cash Collateral Account Pledge" means a first priority pledge on the New Cash Collateral Account in favour of the Bank in form and substance satisfactory to the Bank;
"New Manager's Undertaking and Assignment of the Manager" means the undertaking and assignment of all the rights which the Manager may have in the Insurances and Earnings relating to the Vessel together with the respective notices, to be executed by the Manager in favour of the Bank in form and substance satisfactory to the Bank;
"New Master Agreement Security Deed" means a security deed executed or (as the context may require) to be executed by the Borrower in favour of the Bank as swap provider in relation to certain of the rights of the Borrower under the New Master Swap Agreement in the form and substance satisfactory to the Bank;
"New Master Swap Agreement" means the agreement made or (as the context may require) to be made between the Bank in its capacity as swap provider (the "New Swap Provider") and the Borrower comprising a 2002 or, at the option of the New Swap Provider, a 1992 ISDA Master Agreement (Multicurrency-Crossborder) (including the schedule thereto) in form and substance satisfactory to the New Swap Provider and includes any Designated Transactions from time to time entered into and any Confirmations (as defined therein) from time to time exchanged thereunder and governed thereby;
"New Mortgage" means a first preferred Greek mortgage to be executed over the Vessel in favour of the Bank in form and substance satisfactory to the Bank;
"New Security Documents" means the New Master Swap Agreement, the New Corporate Guarantee, the New Mortgage, the New Assignment of Insurances and Earnings, the New Assignment of Charter, the New Manager's Undertaking and Assignment of the Manager, the New Master Agreement Security Deed, the New DSI Assignment of Insurances, the New Earnings Account Pledge and the New Cash Collateral Account Pledge.
"Vessel" means the Panamax bulkcarrier vessel under the name "ARETHUSA" ex "CORONA", built 2007 at JIANGNAN SHIPYARD in China, DW 73,593, registered in the name of the Borrower under Greek flag, gross tonnage 40224, International Call Sign SVBJ3, IMO number 9318591, ("ARETHUSA");
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1.04. Interpretation. The provisions of Clause 1.03 of the Original Loan Agreement shall extend and apply hereto as if the same were (mutatis mutandis) expressly repeated herein in extenso.
2.  AMENDMENTS TO THE ORIGINAL LOAN AGREEMENT
2.01. As a result of the transfer by novation under the Novation Deed, the Original Loan Agreement as novated by the Novation Deed shall, as and with effect on and from the Effective Date be and is hereby amended so as to read in accordance with the form of the amended and restated Loan Agreement set out in schedule 1 (the "Restated Loan Agreement") and (as so amended) will continue to be binding upon the Bank and the Borrower in accordance with its terms as so amended and restated.
2.02. With effect from the Effective Date (a) references in the Restated Loan Agreement to "this Agreement" shall be deemed to be references to the Restated Loan Agreement as it may be further amended, or supplemented, or varied; (b) references in the Restated Loan Agreement (including, but not limited to, clause 11.01 thereof) to the "Master Swap Agreement", the "Corporate Guarantee", the "Mortgage", the "Assignment of Insurances and Earnings", the "Assignment of Charter", the "Manager's Undertaking and Assignment of the Manager", the "Master Agreement Security Deed", the "Earnings Account Pledge" and the "Cash Collateral Account Pledge" shall be deemed to be references to the New Master Swap Agreement, the New Corporate Guarantee, the New Mortgage, the New Assignment of Insurances and Earnings, the New Assignment of Charter, the New Manager's Undertaking and Assignment of the Manager, the New Master Agreement Security Deed, the New Earnings Account Pledge and the New Cash Collateral Account Pledge respectively; (c) reference in the Restated Loan Agreement to the "Earnings Account" shall be deemed to be reference to the New Earnings Account; (d) reference in the Restated Loan Agreement to the "Cash Collateral Account" shall be deemed to be reference to the New Cash Collateral Account; and (e) reference in the Restated Loan Agreement to the "Swap Provider" shall be deemed to be reference to the New Swap Provider.
2.03. Save as amended by this Supplemental Agreement, the provisions of the Loan Agreement shall continue in full force and effect and the Loan Agreement and this Deed shall be read and construed as one instrument.
3.  CONDITIONS PRECEDENT
3.01. The agreements of the parties under clauses 2.01 and 2.02 above are subject to the condition that the Bank shall have received on the Effective Date, the documents and evidence specified in clause 3.01 of the Novation Deed including (but not limited to) the following:
(a)            each of the New Security Documents duly executed and delivered by the Borrower, the Corporate Guarantor and the Manager, as the case may be, and, where appropriate, duly registered;
(b)            evidence that the New Earnings Account and the New Cash Collateral Account have been duly opened and all mandate forms, signature cards and authorities have been duly delivered;
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(c)            written confirmations from the underwriters of the Vessel that they have been notified of the Bank as the new assignee and that they will issue to the Bank their respective standard letter of undertaking;
(d)            due authorisation in form and substance satisfactory to the Bank authorising the Bank to have access and/or obtain any copies of class records or other information at its discretion from the Classification Society of the Vessel;
(e)            evidence satisfactory to the Bank that the execution of this Supplemental Agreement, the Novation Deed and each of the New Security Documents have been duly authorised by the Borrower, the Corporate Guarantor and the Manager, as the case may be, including but not limited to: (i)a recent certificate of incumbency issued by the Secretary or a Director stating the officers and/or the directors and containing specimens of their signatures and confirming that there has been no change to the documents relating to their constitution, (ii) minutes of meetings of the directors (or, in respect of the Corporate Guarantor, the Executive Committee of the board of directors) and, with the exception of the Corporate Guarantor, shareholders at which there was approved the entry into, execution, delivery and performance of this Supplemental Agreement, the Novation Deed, the New Security Documents and any other documents executed or to be executed pursuant hereto or thereto to which each of them is a party, (iii) a Power of Attorney as necessary evidencing the authority of the person signing this Supplemental Agreement, the Novation Deed and the New Security Documents, and (iv) a recent certificate evidencing that each of them has been properly established, continues to exist validly and to be in good standing. The above documents shall be certified, legalised or attested in a manner acceptable to the Bank; and
(f)            copy, certified as true and complete, of the New Approved Charter.
4.  REPRESENTATIONS AND WARRANTIES
4.01. This Supplemental Agreement is entered into by the Bank in reliance upon the representations made herein by the Borrower and the other Security Parties to the effect that all the representations and warranties in clause 6 of the Original Loan Agreement are true and correct, including to the extent that they may have been or shall be amended by this Supplemental Agreement and are repeated herein -as if contained in extenso and as if made with reference to the facts and circumstances existing on the date hereof- in connection with all the Security Parties, and the Borrower and the other Security Parties covenant that the said representations and warranties shall remain true and correct so long as there is any Outstanding Indebtedness and represent that there has not occurred and/or is continuing any Event of Default or any event which would constitute an Event of Default with the passage of time or the giving of notice or both.
5.  RECONFIRMATION —UNDERTAKINGS
5.01. The Borrower hereby reconfirms its obligations under the Loan Agreement and its compliance with the covenants contained in clauses 8.01 to 8.11 (inclusive) of the Loan Agreement and undertakes to procure that each of the New Security Documents be duly executed and delivered to the Bank and registered (as appropriate) at the time specified in clause 3.01.
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5.02. Each of the Guarantor and the Manager acknowledges and agrees to the novation specified in recital (B) and undertakes to execute and deliver to the Bank the New Corporate Guarantee and the New Manager's Undertaking and Assignment of the Manager respectively at the time specified in clause 3.01.
5.03. The Borrower undertakes to deliver to the Bank within three (3) Banking Days from the Effective Date; (i) a confirmation from the agents nominated in the Novation Deed and each of the New Security Documents for the acceptance of any notice or service of process, that they consent to such nomination; (ii) letters of undertaking of the underwriters of the Vessel; and (iii) acknowledgment and acceptance of the notice of assignment duly executed by the Approved Charterer.
6.   INTEGRATION OF TERMS
6.01. Each of the Borrower, the Guarantor and the Manager hereby agrees that:
(a)            All the terms and conditions of the Original Loan Agreement as novated by the Novation Deed and amended and restated by this Supplemental Agreement remain in full force and effect and apply to this Supplemental Agreement as well, as if repeated in extenso herein.
(b)            The Original Loan Agreement as novated by the Novation Deed and as amended and restated by this Supplemental Agreement and this Supplemental Agreement constitute an integral document which is valid and binding upon the parties thereto in accordance with their terms.
7.   MISCELLANEOUS
7.01 (Notices). Every notice, request, demand or other communication under this Supplemental Agreement or, unless otherwise provided therein, any of the Security Documents shall:
a)	be in writing delivered personally or by first-class prepaid letter (airmail if available), or cable or shall be served through a process server or, subject to Clause 10.07 of the Loan Agreement, by telefax;
b)	be deemed to have been received, subject as otherwise provided in the Loan Agreement and the relevant Security Document, in the case of telefax, at the time of dispatch as per transmission report (provided that if the date of despatch is not a business day in the country of the addressee it shall be deemed to have been received at the opening of business on the next such business day) and in the case of a cable 24 hours after despatch and in the case of a letter when delivered or served personally or five (5) days after it has been put into the post; and
c)	be sent:
(1)	if to be sent to any Security Party, to c/o Diana Shipping Services S.A. Pendelis 16 Palaio Faliro 175 64 Athens Greece
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Fax no:+30 210 942 4975
Attention: Mr Andreas-Nikolaos Michalopoulos

(2)	if to be sent to the Bank, to
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, 9, Quai du Président Paul Doumer, 92920 Paris, La Défense cedex, France Fax no: +(331-41892987) Attn: Shipping Department

or to such other person, address, telefax number as is notified by the relevant Security Party or the Bank (as the case may be) to the other parties to this Agreement and, in the case of any such change of address, telefax number notified to the Bank, the same shall not become effective until notice of such change is actually received by the Bank and a copy of the notice of such change is signed by the Bank.
7.02. This Supplemental Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.
8.  GOVERNING LAW AND JURISDICTION
(a) This Supplemental Agreement shall be governed by and construed in accordance with English Law pursuant to clause 13.12(a) of the Restated Loan Agreement.
(b) Pursuant to clause 13.12(c) of the Restated Loan Agreement it is hereby agreed that the High Court of Justice in London, England, has exclusive jurisdiction to settle any dispute arising out of or in connection with this Supplemental Agreement (including any dispute relating to the existence, validity or termination of this Supplemental Agreement).
9.  THIRD PARTY RIGHTS
A person who is not a party to this Supplemental Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Supplemental Agreement.
IN WITNESS whereof the parties hereto have caused this Supplemental Agreement to be duly executed as a deed the day and year first above written.
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Schedule 1
Amended and Restated Loan Agreement

10

LOAN AGREEMENT
for an up to
U.S.$15,000,000 Loan
Provided by
CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK
to
BIKAR SHIPPING COMPANY INC.,
 of Majuro Marshall Islands
Dated 13 September 2011
as amended by the first supplemental agreement dated 11 December 2012 and as novated, amended and restated by the deed of novation and amendment dated December 2012

THIS AGREEMENT is dated 13 September 2011 as amended by the first supplemental agreement dated 11 December 2012 and as novated, amended and restated by the deed of novation and amendment dated ... November 2012, and is made BETWEEN:
(1)            BIKAR SHIPPING COMPANY INC., a company duly incorporated in the Republic of The Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands (the "Borrower"); and
(2)            CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, a French "société anonyme", having its registered office located at 9, Quai du Président Paul Doumer, 92920 Paris, La Défense cedex, France, registered under the no. Siren 304 187 701 at the "Registre du Commerce et des Sociétés" of Nanterre, in its capacities as lender and swap provider (the "Bank").
AND IT IS HEREBY AGREED as follows:
1. PURPOSE, DEFINITIONS AND INTERPRETATION
1.01. (Purpose). This Agreement sets out the terms and conditions upon and subject to which it is agreed that the Bank will make available to the Borrower a loan of up to Dollars Fifteen million ($15,000,000) for the purpose of assisting the Borrower to refinance part (up to about 50%) of the Purchase Price of the Vessel.
1.02. (Definitions). In this Agreement, unless the context otherwise requires each term or expression defined in the recital of the parties, in this Clause 1.02, in Clauses 8.07, 11.01 and 11.06 and in Schedule 1, shall have the meaning given to it herein and therein and:
"Account Branch of the Bank" means CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, at its branch located at 9, Quai du Président Paul Doumer, 92920 Paris, La Défense cedex, France (or of such other address as may last have been notified by the Bank to the Borrower) or such other branch of the Bank as may be appointed as Account Branch of the Bank by the Bank for the purposes of this Agreement and includes its successors;
"Administration" has the meaning contained in Clause 1.1.3 of the ISM Code;
"Advance" means a portion of the Commitment;
"Agreed Rate" means a rate agreed between the Bank and the Borrower on the basis of which (instead of LIBOR) the interest rate is determined pursuant to Clause 3.01;
"Applicable Accounting Principles" means the most recent and up-to-date US GAAP at any relevant time;
"Approved Charter" means the time charter dated 22 June 2011 between the Borrower as owner and the Approved Charterer in respect of the employment of the Vessel for a period of between about 11 to about 13 months (about means plus/minus 15.days in Approved Charterer's option) at a gross daily hire of $13,250 as amended by addendum no.1 dated 22 June 2011;
"Approved Charterer" means Cargill International S.A of Geneva, Switzerland, having its registered office at Geneva, Switzerland;
 "Approved Shipbrokers" means, together, H. Clarkson and Company Ltd of London, England, Arrow Research Ltd. of London, England, Astrup Fearnley A/S of Oslo, Norway, R.S. Platou Shipbrokers of Oslo, Norway, Braemar Seascope Ltd of London, Galbraiths Limited of London, Simpson Spence &

Young of London and any other independent firm of shipbrokers nominated by the Borrower and approved by the Bank in its sole discretion;
"Assignment of Charter" has the meaning ascribed thereto in Clause 11.01;
"Assignment of Insurances and Earnings" has the meaning ascribed thereto in Clause 11.01;
"Availability Period" means the period starting on the date hereof and ending on the earlier of:
(i)  the date upon which the obligations of the Bank under this Agreement terminate or are terminated or are cancelled in full pursuant to any provision of this Agreement;
(ii)  the date on which the whole Commitment has (or - in case that the Commitment has been agreed in Clause 2.03 to be advanced in more than one Advance - all Advances have) been advanced by the Bank to the Borrower; and
(iii)  the 19 September 2011;
"Associated Costs" means any additional cost (expressed as a percentage rate per annum) which is necessary to compensate the Bank for the cost of complying with any existing or future reserve asset, special deposit, cash ratio, liquidity or capital adequacy requirements or any other form of banking or monetary control (whether or not having the force of law) from time to time of any central bank or any other relevant fiscal or monetary authority, including (without limitation) any such requirements of the Bank of Greece (as conclusively determined by the Bank);
"Banking Day" means any day on which banks and foreign exchange markets in New York, London, and Paris and in each country or place in or at which an act is required to be done under this Agreement in accordance with the usual practice of the Bank, are open for the transaction of business of the nature contemplated in this Agreement;
"Balloon Payment" means, in relation to the Loan, the payment referred to as the "Balloon Payment" in the relevant sub-paragraph of Clause 4.01;
"Bank" means the Bank as specified at the beginning of this Agreement and includes the successors, assignees and transferees of the Bank;
"Basel 2 Accord" means the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement;
"Basel 2 Approach" means either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel 2 Accord) adopted by the Bank (or its holding company) for the purposes of implementing or complying with the Basel 2 Accord;
"Basel 2 Regulation" means (a) any law or regulation implementing the Basel 2 Accord or (b) any Basel 2 Approach adopted by the Bank;
"Borrower" means the Borrower specified in the beginning of this Agreement;
"Capital Adequacy Law" means any law or any regulation (whether or not having the force of law, but, if not having the force of law, with which the Bank or, as the case may be, its holding company habitually complies), including (without limitation) those relating to Taxation, capital adequacy, liquidity, reserve assets, cash ratio deposits and special deposits or other banking or monetary controls or requirements which affect the manner in which the Bank allocates capital resources to its obligations hereunder (including, without limitation, those resulting from the implementation or application of or compliance with the Basel 2 Accord or any Basel 2 Regulation);
"Classification" means, in relation to the Vessel, the highest class available to a vessel of such Vessel's type with a Classification Society;
"Classification Society" means, in relation to the Vessel, American Bureau of Shipping or any classification society which is a member of the International Association of Classification Societies (IACS) (or any successor organisation thereof) or such other classification society which the Bank (in its sole opinion) shall, at the request of the Borrower, have agreed in writing;
"Cash Collateral Account" means the account or time deposit opened or, as the context may require, to be opened in the name of the Borrower with the Account Branch of the Bank or such other account with any other branch of the Bank, as may be required by and at the discretion of the Bank and maintained pursuant to and for the purposes of Clause 11.06, in the same currency as the Loan and includes any sub-account or time deposit or any renewal thereof and/or sub-deposit thereof or new deposit and/or any other time deposit designated in writing by the Bank to be the Cash Collateral Account for the purposes of this Agreement;
"Cash Collateral Account Pledge" has the meaning ascribed thereto in Clause 11.01;
"Cash Collateral Legislation" means Directive 2002/47/EC of the European Parliament and the Council of 6 June 2002 on financial collateral arrangements as amended and currently in force, and as implemented in the French and English national legal systems respectively;
"Commitment" means the amount, which the Bank agreed to lend to the Borrower under Clause 2.01 as reduced by any relevant term of this Agreement;
"Commitment Letter" means the commitment letter dated 6 July 2011 addressed by the Bank to the Borrower and the Corporate Guarantor and accepted on 18 July 2011;
"Company" has the meaning contained in Clause 1.1.2 of the ISM Code;
"Compliance Date" means 31 December in each calendar year (or such other date as of which the Corporate Guarantor prepares the consolidated financial statements which the Borrower is required to deliver pursuant to Clause 8.01 (a) of this Agreement and which the Guarantor is required to deliver pursuant to clause 5.01(a) of the Guarantee;
"Compliance Certificate" means each certificate received or (as the context may require) to be received by the Bank pursuant to clause 8.07 of this Agreement and clause 5.01 of the Corporate Guarantee in form and substance substantially as per Schedule 3;
"Compulsory Acquisition" means requisition for title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation for any reason of a vessel by any government or other competent authority, whether de jure or de facto, but shall exclude requisition for use or hire not involving requisition of title;
"Corporate Guarantee" means an irrevocable and unconditional guarantee given or, as the context may require, to be given by a Corporate Guarantor in form and substance satisfactory to the Bank as a security for the Outstanding Indebtedness and any and all other obligations of the Borrower under this Agreement, the Master Swap Agreement and the other Security Documents;
"Corporate Guarantor" means DIANA SHIPPING INC., and/or any other company, corporation or other corporate body acceptable to the Bank, which gave or, as the context may require, shall or may give a Corporate Guarantee;

 "Default" means any Event of Default or any event or circumstance which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute an Event of Default;
"Default Rate" means that rate of interest per annum which is determined in accordance with the provisions of Clause 3.04;
"Designated Person" means the person responsible for the safe operation of the Vessel in accordance with Clause 4 of the ISM Code;
"DIANA SHIPPING INC." means DIANA SHIPPING INC., a company duly incorporated in the Republic of The Marshall Islands and has its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands;
"Document of Compliance" means a valid document of compliance issued for the Company by the Administration in accordance with Clause 13.2 of the ISM Code;
"Documentation under ISM" includes, in relation to the Vessel:
(i)  the Document of Compliance (DOC) and Safety Management Certificate issued pursuant to the ISM Code in relation to the Vessel within the periods specified by the ISM Code;
(ii)  all other documents and data which are relevant to the ISM Code and its implementation and verification which the Bank may require; and
(iii)  any other documents which are prepared or which are otherwise relevant to establish and maintain the Vessel's compliance or the compliance of the Borrower with the ISM Code which the Bank may require.
"Dollars" and "$" mean the lawful currency of the United States of America;
"Drawdown Date" means the date on which the Commitment (or, as the case may be, the relevant Advance) shall be made available to the Borrower;
"Drawdown Notice" means a notice substantially in the terms of Schedule 2;
"Document of Compliance" means a valid document of compliance issued for the Company by the Administration in accordance with Clause 13.2 of the ISM Code;
"Earnings" means all earnings of the Vessel whatsoever, both present or future, including all freight, hire and passage moneys, income arising out of pooling or sharing arrangements, compensation payable to the Borrower in the event of requisition of the Vessel for hire, remuneration for salvage and towage services, demurrage and detention moneys, contributions of any nature whatsoever in respect of general average, damages for breach (or payments for variation or termination) of any charterparty or other contract for employment of the Vessel and any other earnings whatsoever due or to become due to the Borrower in respect of the Vessel;
"Earnings Account" means the account opened or, as the context may require to be opened in the name of the Borrower with the Account Branch of the Bank or such other account with any other branch, as may be required by and at the discretion of the Bank, to which (inter alia) all Earnings of the Vessel are to be paid in accordance with Clauses 11.05 and 8.10(b) and includes any sub-accounts thereof and any other account designated in writing by the Bank to be the Earnings Account for the purposes of this Agreement;

"Earnings Account Pledge" has the meaning ascribed thereto in Clause 11.01;
"Encumbrance" means a mortgage, charge (whether fixed or floating), or pledge, lien, hypothecation, assignment, trust, security interest or other encumbrance of any kind securing any obligation of any person or any type of preferential arrangement (including without limitation title transfer and/or retention arrangements) having a similar effect;
"Enforcement Event" means in respect of the Bank and/or the Borrower "winding up proceedings" or "reorganization measures" (as these terms are defined in the Cash Collateral Legislation) or any other event (except an Event of Default) which prevents or results in preventing the Borrower from withdrawing the funds deposited to the Cash Collateral Account, whether this is by virtue of a provision of any law, regulation, statutory rule or regulatory requirement or any request or order of any central bank, monetary, regulatory or other authority or any court or otherwise;
"Environmental Affiliate" means any agent or employee of the Borrower or any other Relevant Party or any person having a contractual relationship with the Borrower or any other Relevant Party in connection with any Relevant Ship or its operation or the carriage of cargo thereon and/or passengers thereon and/or provision of goods and/or services on or from any Relevant Ship;
"Environmental Approval" means any consent, authorisation, licence or approval of any governmental or public body or authorities or courts applicable to any Relevant Ship or its operation or the carriage of cargo thereon required under any Environmental Law;
"Environmental Claim" means: any and all enforcement, clean up, removal or other governmental or regulatory actions or orders instituted or completed pursuant to any Environmental Law or any Environmental Approval together with claims made by any third party relating to damage, contribution, loss or injury, resulting from any actual or threatened emission, spill, release or discharge of a Material of Environmental Concern;
"Environmental Laws" means any law including without limitation all national, European Union international and state laws, rules, regulations, treaties and conventions pertaining to the pollution or protection of human health or the environment including, without limitation, the carriage of Materials of Environmental Concern and actual or threatened emissions, spills, releases or discharges of Materials of Environmental Concern;
"Event of Default" means any one of those events or circumstances described in Clause 9 or described as such in any other of the Security Documents;
"Expenses" means the aggregate at any time (to the extent that the same have not been received or recovered by the Bank) of:
a)	all losses, liabilities, costs, charges, expenses, damages and outgoings of whatever nature, (including, without limitation, Taxes, repair costs, registration fees and insurance premiums, crew wages, repatriation expenses and seamen's pension fund dues) suffered, incurred, charged to or paid or committed to be paid by the Bank in connection with the exercise of the powers referred to in or granted by any of the Security Documents or otherwise payable by the Borrower in accordance with the terms of any of the Security Documents;
b)	the expenses referred to in Clause 10.02 (a), (b) and (d) ; and
c)	interest on all such losses, liabilities, costs, charges, expenses, damages and outgoings from the date on which the same were suffered, incurred or paid by the Bank until the date of receipt or recovery thereof (whether before or after judgement) at a rate per annum calculated in accordance with Clause 3.04 (as conclusively certified by the Bank);

"Final Maturity Date" means the date falling ten (10) years after the Drawdown Date;
"Group" means, together the Corporate Guarantor and its Subsidiaries from time to time (including, for the avoidance of doubt, the Borrower but excluding Diana Containerships Inc. of the Republic of the Marshall Islands and its own Subsidiaries from time to time);
"Guarantee" means the Corporate Guarantee and any guarantee which may at any time secure the obligations of the Borrower to the Bank;
"Guarantor" means the Corporate Guarantor and any other person, which may at any time guarantee the obligations of the Borrower to the Bank;
"Indebtedness" means any obligation for the payment or repayment of money, whether as principal or as surety, whether present or future, actual or contingent;
"Insurances" means in respect of the Vessel all policies and contracts of insurance (including, without limitation, all entries of the Vessel in a protection and indemnity, war risks or other mutual insurance association) which are from time to time in place or taken out or entered into by or for the benefit of the Borrower (whether in the sole name of the Borrower or in the joint names of the Borrower and/or the Manager and/or the Bank) in respect thereof and its Earnings or otherwise howsoever in connection with the Vessel and all rights, benefits and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium;
"Interest Payment Date" means, in respect of the Loan or any part thereof in respect of which a separate Interest Period is fixed, the last day of the relevant Interest Period and in case of any Interest Period which overruns a three (3) month Interest Period, payment of interest will be made on the last day of such three (3) month period;
"Interest Period" means in relation to the Loan or any part thereof, each period for the calculation of interest in respect of the Loan or such part ascertained in accordance with Clauses 3.02 and 3.03;
"ISPS Code" means the International Ship and Port Facility Security Code constituted pursuant to resolution A.924(22) of the International Maritime Organization now set out in Chapter XI-2 of the International Convention for the Safety of Life at Sea 1974 (as amended) as adopted by a Diplomatic conference of the International Maritime Organisation on Maritime Security in December 2002 and includes any amendments or extensions thereto and any regulation issued pursuant thereto;
"ISSC" means, in relation to the Vessel, an International Ship Security Certificate issued in respect of the Vessel pursuant to the ISPS Code;
"ISM Code" means:
(a) "The International Management Code for the Safe Operation of Ships and for Pollution Prevention", currently known or referred to as the "ISM Code", adopted by the Assembly of the International Maritime Organisation by Resolution A.741(18) on 4 November 1993 and incorporated on 19 May 1994 into chapter IX of the International Convention for the Safety of Life at Sea 1974 (SOLAS 1974) as it may be amended; and

(b) All further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or in the future issued by or on behalf of the International Maritime Organisation or any other entity with responsibility for implementing the ISM Code, including without limitation, the 'Guidelines on implementation or administering of the International Safety Management (ISM) Code by Administrations' produced by the International Maritime Organisation pursuant to Resolution A.788(19) adopted on 25 November 1995, as the same may be amended, supplemented or replaced from time to time;
"Lending Branch" means the branch of the Bank at 9, Quai du Président Paul Doumer, 92920 Paris, La Défense cedex, France (or of such other address as may last have been notified by the Bank to the Borrower) or such other branch of the Bank as may be appointed as the Lending Branch of the Bank by the Bank for the purposes of this Agreement and includes its successors;
"LIBOR" means in relation to a particular period, the rate for deposits of Dollars for a period equivalent to such period at or about I1 a.m. (London time) on the second Banking Day before the beginning of such period as displayed on Reuters page LIBOR 01 (British Bankers' Association Interest Settlement Rates) (or such other page as may replace such page LIBOR 01 on such system or on any other system of the information vendor for the time being designated by the British Bankers' Association to calculate the BBA Interest Settlement Rate (as defined in the British Bankers' Association's Recommended Terms and Conditions ("BBAIRS" terms) applicable at the relevant time)) (rounded upward if necessary to five decimal places), provided that if on such date no such rate is so displayed LIBOR for such period shall be the rate (rounded upward if necessary to five decimal places) offered to the Bank for deposits of Dollars in an amount approximately equal to the amount in relation to which LIBOR is to be determined for a period equivalent to such period by prime banks in the London Interbank Market at or about 11:00 a.m. (London time) on the second Banking Day prior to the beginning of such period in the London Interbank Market for delivery on the first day of that period and for the number of days comprised therein;
"Loan" means the aggregate principal amount owing to the Bank under this Agreement at any time;
"Manager" means Diana Shipping Services S.A. of Edificio Universal, Piso 12, Avenida Federico Boyd, Panama, Republic of Panama which has established an office in Greece (at 16, Pendelis Str., Palaio Faliro 175 64, Athens, Greece) pursuant to Law 378/68, Law 27/75, Law 814/78 kai Law 2234/94.89/67 as amended and in force, or any other person appointed by the Owner, with the prior written consent of the Bank, as the manager of the Vessel and includes its successors in title and assignees;
"Management Agreement" means the management agreement made or (as the context may require) to be made between the Borrower and the Manager of the Vessel in form and substance acceptable to the Bank, providing for (inter alia) the Manager to carry out the technical and/or commercial management of the Vessel;
"Manager's Undertaking and Assignment of the Manager" means the undertaking and assignment of all the rights which the Manager may have in the Insurances and Earnings relating to the Vessel, to be executed by the Manager in favour of the Bank in form and substance satisfactory to the Bank;
"Margin" means (a) in relation to a part of the Loan equal to the amount standing for the relevant Interest Period to the credit of the Cash Collateral Account pledged in favour of the Bank, one per cent (1%) per annum; and (b) in relation to any other part of the Loan, two point fifty (2.50%) per cent per annum;
"Material of Environmental Concern" means and includes pollutants, contaminants toxic substances, oil as defined in the United States Oil Pollution Act of 1990 and all hazardous substances as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act 1980 and/or the European conventions;

"Master Agreement Security Deed" means a security deed executed or (as the context may require) to be executed by the Borrower in favour of the Swap Provider in relation to certain of the rights of the Borrower under the Master Swap Agreement in the form and substance satisfactory to the Bank;
"Master Swap Agreement" means the agreement made or (as the context may require) to be made between the Bank and the Borrower comprising a [1992] [2002] ISDA Master Agreement (Multicurrency-Crossborder) (including the schedule thereto) in form and substance satisfactory to the Swap Provider and includes any Designated Transactions from time to time entered into and any Confirmations (as defined therein) from time to time exchanged thereunder and governed thereby;
"Memorandum of Agreement" (M.O.A.) means the agreement dated 12 May 2011 whereby the Borrower as buyer agreed and bought and Silver Sea Navigation Limited of the Marshall Islands as seller agreed and sold the Vessel in accordance with the terms and conditions contained therein;
"Material of Environmental Concern" means and includes pollutants, contaminants toxic substances, oil as defined in the United States Oil Pollution Act of 1990 and all hazardous substances as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act 1980 and/or the European conventions;
"month" means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started provided that (i)if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month and (ii)if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no such Banking Day it shall end on the preceding Banking Day and "months" and "monthly" shall be construed accordingly;
"Mortgage" means the Mortgage on the Vessel defined in Clause 11.01;
"New Approved Charter" means the time charter dated 20 November 2012 between the Borrower as owner and the Approved Charterer in respect of the employment of the Vessel for a period of minimum 18 to maximum 24 months at a gross daily hire of $7,300 as the same may hereinafter be amended and/or supplemented, all rights, title and interest in and to which have been or, as the context may require, will be assigned to the Bank;
"New DSI Assignment of Insurances" means the first priority general assignment in favour of the Bank of all the rights, title, interest and benefit which the Guarantor has in the Insurances of the Vessel in form and substance satisfactory to the Bank and respective notices of assignment;
"Outstanding Indebtedness" means the aggregate of the Loan and interest accrued and accruing thereon, the Expenses, and all other sums of money from time to time owing by the Borrower to the Bank and/or the Swap Provider, whether actually or contingently under this Agreement, the Master Swap Agreement and the other Security Documents and/or as a result of any breach thereof and/or by way of undue enrichment;
"Owner" means the Borrower;
"Purchase Price" means in respect of the Vessel, the purchase price payable by the Borrower to the seller referred to in the MOA relating to the purchase of the Vessel, being $29,990,000 agreed and paid under the terms and conditions of the MOA;
"Relevant Party" means the Borrower, the Corporate Guarantor and any other member of the Group;
"Relevant Ship" means the Vessel and any other vessel owned by, managed by or chartered to any Relevant Party;

 "Repayment Date" means each of the dates specified in Clause 4.01 on which the Repayment Instalments of the Loan and the Balloon Payment shall be payable by the Borrower to the Bank;
"Repayment Instalment" means each instalment of the Loan which becomes due for repayment by the Borrower to the Bank on a Repayment Date pursuant to Clause 4.01;
"Requisition Compensation" means all sums of money or other compensation from time to time payable by reason of requisition of the Vessel otherwise than by requisition for hire;
"Safety Management Certificate" means a valid certificate issued by the Administration or organisation recognised by the Administration and referred to in the ISM Code;
"Safety Management System" means a safety management system which has been developed and implemented in accordance with the ISM Code and which includes the functional requirements, duties and obligations required by the ISM Code;
"Security Documents" means this Agreement, the Master Swap Agreement, the Master Agreement Security Deed, the documents referred to in Clause 11.01 and any other documents as may have been or shall from time to time after the date of this Agreement be executed to guarantee and/or secure all or any part of the Outstanding Indebtedness from time to time owing by the Borrower or any other Security Party pursuant this Agreement, the Master Swap Agreement or any other Security Documents (whether or not any such document also secures moneys from time to time owing pursuant to any other document or agreement);
"Security Party" means each of the Borrower, the Corporate Guarantor and any person (other than the Bank and the Manager) which is or will become a party to any of the Security Documents;
"Security Requirement" means the amount in Dollars (as certified by the Bank whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrower) which is at any relevant time one hundred and twenty per cent (120%) of the Loan and the Swap Exposure;
"Security Value" means the amount in Dollars which, at any relevant time, is the aggregate of (i)the Vessel's Value of the Vessel as most recently determined in accordance with Clause 8.05(d); (ii) the free cash credit balance of the Cash Collateral Account duly pledged in favour of the Bank; and (ii) the value in Dollars of any additional security for the time being actually provided to the Bank pursuant to Clause 8.05(c) (as certified by the Bank whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrower and the Bank but the Borrower shall be allowed to rebut such evidence by any means of evidence admissible by applicable law, except witnesses);
"Seller" means the company which is a party to the MOA as seller of the Vessel;
"Subsidiary" of a person means any company or entity directly or indirectly controlled by such person, and for this purpose "control" means either the ownership of more than fifty per cent (50%) of the voting share capital (or equivalent rights of ownership) of such company or entity or the power to direct its policies and management whether by contract or otherwise;
 "Swap Provider" means CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, of 9, Quai du Président Paul Doumer, 92920 Paris, La Défense cedex, France, through its branch at 9, Quai du Président Paul Doumer, 92920 Paris, La Défense cedex, France (or of such other address as may last have been notified by the Bank to the Borrower) or such other branch of the Bank as may be appointed as Swap Provider by the Bank for the purposes of this Agreement and includes its successors;

"Taxes" includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof (except taxes concerning the Bank and imposed on the net income of the Bank) and "Taxation" shall be construed accordingly;
"Total Loss" means (a)actual, constructive, compromised or arranged total loss of a vessel; or (b)Compulsory Acquisition of a vessel; or (c)the hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of a vessel (other than where the same amounts to the Compulsory Acquisition of a vessel) by any government entity, or by persons acting or purporting to act on behalf of any government entity, unless such vessel be released and restored to the Borrower from such hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation within sixty (60) days after the occurrence thereof;
"Vessel" means the Panamax bulkcarrier vessel under the name "ARETHUSA" ex "CORONA", built 2007 at JIANGNAN SHIPYARD in China, DW 73,593, registered in the name of the Borrower under Greek flag, gross tonnage 40224, International Call Sign SVBJ3, IMO number 9318591, ("ARETHUSA");
"Vessel's Value" means, in respect of the Vessel, the market value of such Vessel as determined in accordance with Clause 8.05(b).
1.03. (Interpretation). In this Agreement:
a)	Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.
b)	Each of the terms defined in Clause 1.02 when used in plural and terms defined in plural or words used in plural (and unless in the specific clause or sentence is otherwise expressly specified) mean all of them collectively and/or each of them and/or anyone of them (even if this is not expressly so spelled out) as the context may require or permit.
c)	Subject to any specific provision of this Agreement or of any assignment and/or participation or syndication agreement of any nature whatsoever, reference to each of the parties hereto and to the other Security Documents shall be deemed to be reference to and/or to include, as appropriate, their respective successors and permitted assigns.
d)	Reference to a person shall be construed as including reference to an individual, firm, company, corporation, unincorporated body of persons or any State or any agency thereof.
e)	Where the context so admits, words in the singular include the plural and vice versa.
f)	The words "including" and "in particular" shall not be construed as limiting the generality of any foregoing words.
g)	This Agreement and all documents referred to in this Agreement include the same as varied or supplemented from time to time.
h)	Reference to this Agreement includes all the terms of this Agreement and any Schedules, Annexes or Appendices to this Agreement, which form an integral part of this Agreement.
i)	Unless otherwise stated in respect of the Master Swap Agreement, reference to Clauses, Sub-Clauses and Schedules are to Clauses, Sub-Clauses and Schedules in this Agreement.
j)	All obligations imposed on, or assumed by the Borrower and the Guarantors are joint and several even if not so expressed.

k)	Reference to the opinion of the Bank or a determination or acceptance by the Bank or to documents, acts, or persons acceptable or satisfactory to the Bank or the like shall be construed as reference to opinion, determination, acceptance or satisfaction of the Bank at the sole discretion of the Bank and such opinion, determination, acceptance or satisfaction of the Bank shall be conclusive and binding on the Borrower (even if not expressly so spelled out in the particular clause) save for manifest error in respect of which the Borrower shall have the burden of proof.

2. THE LOAN
2.01. (Commitment to Lend). Relying upon each of the representations and warranties in Clause 6 and in each of the other Security Documents, it is hereby agreed and undertaken by the Bank to lend the Borrower, upon and subject to the terms of this Agreement, a sum of up to Dollars Fifteen million (US$ 15,000,000) to be used for the purpose set out in Clause 1.01.
2.02. (Drawdown Notice and Commitment to Borrow). Subject to the terms and conditions of this Agreement, the Commitment (or -in case that the Commitment has been agreed in Clause 2.03 to be advanced in more than one advance - each Advance) shall be advanced to the Borrower following receipt by the Bank from the Borrower of a Drawdown Notice not later than 10 a.m. (London time) on the second Banking Day before the date on which the drawdown is intended to be made. A Drawdown Notice shall be effective on actual receipt by the Bank and, once given, shall be irrevocable.
2.03. (Number of Advances Agreed). The Commitment shall be advanced to the Borrower in one lump sum on the Drawdown Date, subject to the terms and conditions of this Agreement and provided that the Conditions Precedent set out in Clause 7 shall have been complied with by the Borrower and the Security Documents referred to in Clause 11.01 shall have been duly executed and delivered to the Bank and, where required, registered in favour of the Bank.
2.04. (Disbursement). Upon receipt of the Drawdown Notice complying with the terms of this Agreement the Bank shall, subject to the provisions of Clause 7, on the date specified in the Drawdown Notice, make the Commitment (or - in case that the Commitment has been agreed in Clause 2.03 to be advanced in more than one advance - the relevant Advance) available to the Borrower.
2.05. (Termination Date). Any part of the Commitment undrawn and uncancelled at the end of the Availability Period shall thereupon be automatically cancelled.
2.06. (Cancellation). The Borrower shall be entitled to cancel any undrawn part of the Commitment under this Agreement upon giving the Bank not less than three (3) Banking Days' notice in writing to that effect, provided that no Drawdown Notice has been given to the Bank under Clause 2.02 for the full amount of the Commitment or in respect of the portion thereof in respect of which cancellation is required by the Borrower. Any such notice of cancellation, once given, shall be irrevocable. Any amount cancelled may not be drawn. Notwithstanding any such cancellation pursuant to this Clause 2.06 the Borrower shall continue to be liable for any and all amounts due to the Bank under this Agreement including without limitation any amounts due to the Bank under Clause 10.
2.07. (Loan Account). All sums advanced by the Bank to the Borrower under this Agreement and all interest accrued thereon and all other amounts due under this Agreement from time to time and all repayments and/or payments thereof shall be debited and credited respectively to a separate loan account maintained by the Bank in the name of the Borrower. The Bank may, however, in accordance with its usual practices or for its accounting needs, maintain more than one accounts, consolidate or separate them but all such accounts shall be considered parts of one single loan account maintained under this Agreement. In case that a ship mortgage in the form of Account Current is granted as security under this Agreement, the account(s) referred to in this Clause shall be the Account Current referred to in the mortgage.
2.08. (Evidence). It is hereby expressly agreed and admitted by the Borrower that abstracts or photocopies or other reproductions of the books and/or records of the Bank as well as statements of the loan account or other accounts held with the Bank under this Agreement or a certificate issued by the Bank ("Bank's Evidence") shall (in the absence of manifest error) be conclusive evidence binding on the Borrower as to the existence and/or the amount of the at any time Outstanding Indebtedness, of any amount due under this Agreement and/or the Master Swap Agreement, of the applicable Interest Rate or Default Rate or any other rate provided for or referred to in this Agreement, the Interest Period, the value of additional securities under Clause 8.05(c), the payment or non payment of any amount and/or the occurrence of any other Event of Default but the Borrower shall be allowed to rebut such evidence by any means of evidence admissible by applicable law, except witnesses. Notwithstanding the above provision relating to the right of the Borrower to rebut the evidence, enforcement proceedings /procedure or any other Court or out-of-court procedure can be initiated by the Bank on the basis of the above Bank's Evidence.

3. INTEREST
3.01. (Interest Rate). The Borrower shall pay interest on the Loan (or as the case may be, each portion thereof to which a different Interest Period relates) in respect of each Interest Period (or part thereof) on each Interest Payment Date. The interest rate for the calculation of interest shall be the rate per annum determined by the Bank to be: (a)the aggregate of (i)the Margin, (ii)LIBOR and (iii)the Associated Costs (if any), unless there is an Agreed Rate, in which case the interest rate for the calculation of interest shall be the rate per annum determined by the Bank to be the aggregate of (i)the Margin (ii)the Agreed Rate and (iii)the Associated Costs (if any).
3.02. (Interest Period). The Borrower may by notice received by the Bank not later than 10 a.m. (London time) on the second Banking Day before the beginning of each Interest Period specify (subject to Clause 3.03 below) whether such Interest Period shall have a duration of one (1), three (3) or six (6) months (or such other period as may be requested by the Borrower and as the Bank, in its sole discretion, may agree).
3.03. (Duration of Interest Period). Every Interest Period shall, subject to market availability to be conclusively determined by the Bank, be of the duration specified by the Borrower pursuant to Clause 3.02 but so that:
a)	the initial Interest Period in respect of the Loan (or - in case that the Commitment is agreed to be advanced in more than one advance - of each Advance) will commence on the date on which the Commitment (or - as the case may be - the relevant Advance) is advanced and each subsequent Interest Period will commence forthwith upon the expiry of the previous Interest Period;
b)	in case that the Commitment is advanced by more than one advance, the initial Interest Period in respect of each Advance after the first Advance shall end on the same day as the then current Interest Period for the Loan;
c)	if any Interest Period would otherwise overrun one or more Repayment Dates, then, in the case of the last Repayment Date, such Interest Period shall end on such Repayment Date, and in the case of any other Repayment Date or Dates the Loan shall be divided into parts so that there is one part equal to the amount(s) of the Repayment Instalment(s) due (in the currency in which the same is due) on each Repayment Date falling during that Interest Period and having an Interest Period ending on the relevant Repayment Date and another part equal to the amount of the balance of the Loan having an Interest Period determined in accordance with Clause 3.02 and the other provisions of this Clause 3.03;
d)	in case of failure of the Borrower to specify the duration of an Interest Period in accordance with the provisions of Clause 3.02 and this Clause 3.03, such Interest Period shall have a duration of three (3) months unless another period shall be agreed between the Bank and the Borrower provided always that such period (whether of three (3) months or of different duration) shall comply with this Clause 3.03; and
e)	if the Bank determines that the duration of an Interest Period specified by the Borrower in accordance with Clause 3.02 is not readily available, then that Interest Period shall have such duration as the Bank, in consultation with the Borrower, may determine.
3.04. (Default Interest). In case of failure of the Borrower to pay any sum (including, without limitation, any sum payable pursuant to this Clause 3.04) on its due date for payment under any of the Security Documents (other than the Master Swap Agreement), the Borrower shall pay interest on such sum from the due date up to the date of actual payment (as well after as before judgment) at the rate determined by the Bank pursuant to this Clause 3.04. The period beginning on such due date and ending on such date of payment shall be divided into successive periods of not more than three (3) months as selected by the Bank each of which (other than the first, which shall commence on such due date) shall commence on the last day of the preceding such period. The rate of interest applicable to each such period shall be the aggregate (as determined by the Bank) of (i)two point fifty per cent (2.50%) or any other higher percentage which may from time to time be permitted by the applicable legislation per annum, (ii)the Margin, (iii)LIBOR and (iv)the Associated Costs (if any). Such interest shall be due and payable on the last day of each such period as determined by the Bank and each such day shall, for the purposes of this Agreement, be treated as an Interest Payment Date. In case that a payment is made in default for any amount, the Interest Periods will be determined by the Bank at its discretion including the amounts for which there is no default, even if the Bank has not (yet) exercised its rights pursuant to Clause 9.08(b) of the Agreement. If for the reasons specified in Clause 3.06, the Bank is unable to determine a rate in accordance with the foregoing provisions of this Clause 3.04, interest on any sum not paid on its due date for payment shall be calculated at a rate determined by the Bank to be two point fifty per cent (2.50%) per annum above the aggregate of the Margin and costs of funds including the Associated Costs (if any) to the Bank as conclusively determined by the Bank save for manifest error. Any interest which is not paid on the Interest Payment Date shall be compounded on a semiannual basis.
3.05. (Notification of Interest). The Bank shall notify the Borrower promptly of the duration of each Interest Period and of each rate of interest determined by it under this Clause 3 without prejudice to the right of the Bank to make determination at its sole discretion. In the event that the Bank fails to notify the Borrower as above, such failure will not affect the validity of the determination of the Interest Period and the Interest Rate made pursuant to Clause 3.
3.06. (Market Disruption). If the Bank (in its sole discretion) determines (which determination shall, in the absence of manifest error, be conclusive) prior to the commencement of any Interest Period:
(a)            that adequate and fair means do not exist for ascertaining LIBOR (during such Interest Period) or
(b)            that deposits in Dollars are not available to the Bank in the London Interbank Market in the ordinary course of business in sufficient amounts for any Interest Period or
(c)            that the cost to the Bank of obtaining or matching deposits for any Interest Period would be in excess of LIBOR or
(d)            that by reason of circumstances affecting the London Interbank Market generally it is impracticable for the Bank to advance the Commitment or any part thereof or fund or continue to fund the Loan during any Interest Period or
(e)            that LIBOR for that Interest Period will not adequately reflect the cost of funding of the Loan for that Interest Period, the Bank shall give notice (the "Determination Notice") to the Borrower of the occurrence of such event and shall certify the duration of the Interest Period and the rate of interest determined by the Bank for such Interest Period, which shall be the rate per annum which is the aggregate of (»the Margin, (ii)the rate which expresses as a percentage rate per annum the cost to the Bank of funding the Loan from whatever source it may reasonably select and (iii) the Associated Costs;
PROVIDED THAT if the resulting rate of interest is not acceptable to the Borrower the Bank will negotiate with the Borrower in good faith with a view to modifying this Agreement to provide a substitute basis for determining the rate of interest which is financially a substantial equivalent to the basis provided for in this Agreement. Any substitute basis agreed pursuant to the previous sub-clause shall be binding on the parties to this Agreement.
If within ten (10) days of the giving of the Determination Notice, the Borrower and the Bank fail to agree in writing on a substitute basis for determining the rate of interest, the Borrower will immediately prepay the Loan together with accrued interest thereon to the date of prepayment (calculated at the rate or rates most lately applicable to the Loan) and all other sums payable by the Borrower under the Security Documents and the Commitment shall be reduced to zero. In such case the Borrower shall also reimburse to the Bank such amount as may be determined by the Bank to be necessary to compensate it for the increased cost (if any) of maintaining the Loan during the period of negotiation referred to in this Clause 3.06 until such prepayment. In case that the circumstances provided in this Clause 3.06 arise prior to the drawdown of the Commitment or any part thereof and the Borrower do not accept the Bank's determination immediately, the undrawn Commitment or part thereof shall be reduced to zero.

3.07. (Suspension of drawdown). If the Bank's Determination Notice under Clause 3.06 is served before the Commitment is made, the Bank's obligation to make that the Commitment shall be suspended while the circumstances referred to in the Bank's notice continue.

4. REPAYMENT PREPAYMENT
4.01. (Repayment). The Borrower shall repay the Loan by (a) twenty (20) equal consecutive semiannual Repayment Instalments of Dollars Five hundred thousand ($ 500,000), one such instalment to be repaid on each of the Repayment Dates; and (b) a Balloon Payment in the amount of Five million Dollars ($5,000,000), such Balloon Payment to be repaid together with the twentieth Repayment Instalment; provided that (a)the first Repayment Instalment shall be repaid six (6) months after the Drawdown Date of the Commitment (or as the case may be-the last Advance) and each of the subsequent ones consecutively on each of the dates falling six (6) months after the immediately preceding Repayment Date relating, (b)if the last Repayment Date would otherwise fall after the Final Maturity Date, the final Repayment Date shall be the Final Maturity Date, (c)there shall be no Repayment Dates after the Final Maturity Date and (d)any and all amounts owing under this Agreement shall be paid in full together with the last Repayment Instalment. In the event that the Commitment will not be advanced in full, then the amount of each of the Repayment Instalments and the Balloon Payment shall be reduced pro-rata. Any such reduction in the amounts of the Repayment Instalments shall be conclusively certified by the Bank in writing to the Borrower.
4.02. (Voluntary Prepayment). The Borrower shall have the right, upon giving the Bank not less than ten (10) Banking Days' notice in writing, to prepay part or all of the Loan in each case together with all unpaid interest accrued thereon and all other sums of money whatsoever due and owing from the Borrower to the Bank hereunder or pursuant to the other Security Documents and all interest accrued thereon, provided that:
(a)	The giving of such notice by the Borrower will irrevocably commit the Borrower to prepay such amount as stated in such notice;
(b)	Such prepayment may take place only on the last day of an Interest Period relating to the whole of the Loan provided, however, that if the Borrower shall request consent to make such prepayment on another day and the Bank shall accede to such request (it being in the sole discretion of the Bank to decide whether or not to do so) the Borrower will pay in addition to the amount to be prepaid, any such sum as may be payable to the Bank pursuant to Clause 10.01 and any costs from unwinding of any then existing hedging transactions;
(c)	Each partial prepayment shall be equal to Dollars Five Hundred Thousand ($500,000) or higher integral multiple thereof or the balance of the Loan;
(d)	Every notice of prepayment shall be effective only on actual receipt by the Bank, shall be irrevocable and shall oblige the Borrower to make such prepayment on the date specified;
(e)	No amount prepaid may be re-borrowed; and
(f)	The Borrower may not prepay the Loan or any part thereof save as expressly provided in this Agreement.
4.03. (Compulsory Prepayment in case of Total Loss). (a) Unless the Bank agrees to accept substitute security in form and substance satisfactory to the Bank, the Borrower shall, on the earlier of the date of receipt by the Bank of the insurance proceeds or the date falling one hundred twenty (120) days as of date of the Vessel becoming a Total Loss, prepay the Loan together with accrued interest to the date of prepayment and all other sums payable by the Borrower to the Bank pursuant to this Agreement, the Master Swap Agreement and the other Security Documents (and if any portion of the Commitment has not been drawn yet, the obligation of the Bank to advance the Commitment will cease) and for the purposes of this Clause:
(b) For the purposes of this Clause 4.03:

(i) an actual total loss of a vessel shall be deemed to have occurred at the actual date and time when such vessel was lost but in the event of the date of the loss is unknown then the actual total loss shall be deemed to have occurred on the date on which such vessel was last reported;
(ii) a constructive total loss shall be deemed to have occurred at the date and time notice of abandonment of a vessel is given to the insurers of such vessel;
(iii) a compromised or arranged total loss shall be deemed to have occurred on the date on which a binding agreement as to such compromised or arranged total loss has been entered into by the insurers of a vessel provided that the Borrower are not entitled to agree any compromise or arranged total loss without the prior written consent of the Bank;
(iv) Compulsory Acquisition of a vessel shall be deemed to have occurred on the date upon which the relevant Compulsory Acquisition occurs;
(v) hijacking, theft, condemnation, capture, seizure, detention, arrest, or confiscation of a vessel (other than where the same amounts to Compulsory Acquisition of such vessel) by any government or governmental entity or by any person acting or purporting to act on behalf of any government or governmental entity, which deprives the Owner of the Vessel of the use of the Vessel for more than sixty (60) days, upon the expiry of the period of sixty (60) days after the date upon which the relevant hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation occurred.
4.04. (Compulsory Prepayment in case of sale of the Vessel). In case of sale or other disposal of the Vessel (always subject to the prior written consent of the Bank) or in any other case where the Borrower requests Bank's consent for the discharge of the Mortgage, the Borrower shall, prior to or simultaneously with Bank's consent to the release of the Mortgage, prepay the Loan together with accrued interest to the date of prepayment, Expenses and all other sums payable by the Borrower to the Bank pursuant to this Agreement, the Master Swap Agreement and the other Security Documents.
4.05. (Application of Prepayment). Any prepayment received under clause 4.02 of less than the whole of the Loan will be applied towards the Repayment Instalments (including the Balloon Payment) pro rata or in inverse or in on coming order of maturity at Borrower's option.
4.06. (Fees).
(a) (Front End Fee). The Borrower shall pay to the Bank a flat fee of Dollars Forty five thousand ($45,000) and is due and payable on the date of this Agreement; and
(b) (Commitment Fee). The Borrower shall pay to the Bank a fee of zero point fifty per cent (0.50%) per annum on the Commitment or any undrawn and/or uncancelled part thereof. The Commitment fee shall be computed from the date of acceptance of the Commitment Letter on the daily undrawn and/or uncancelled amount of the Commitment and it is payable quarterly in arrears until the date on which the whole Commitment has been advanced to the Borrower or until the drawdown of the Commitment is cancelled pursuant to the terms of this Agreement, whichever is the earliest.
The fees referred to in this clause 4.06 shall be payable by the Borrower to the Bank whether or not any part of the Commitment is ever advanced and shall be, in each case, non-refundable.

5. PAYMENTS, TAXES AND COMPUTATION
5.01. (Payment).
(a) All moneys to be paid by the Borrower under the Agreement and the other Security Documents shall be paid to the Bank as follows:
(i) by not later than 11.00 a.m. (New York time) on the due date; and
(ii) in same day immediately available Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Bank shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement); and
(iii) to the account No. 786419036 of the Bank at JP Morgan Chase Bank, New York (SWIFT CHASUS33) and shall be expressed to be for the account of the Bank (SWIFT BSUIFRPP), or to such other account with such other bank as the Bank may from time to time notify to the Borrower.
5.02. (Payments on Banking Days). All payments due shall be made on a Banking Day. If the due date for payment falls on a day which is not a Banking Day, the payment or payments due shall be made on the first Banking Day thereafter, provided that this falls in the same calendar month. If it does not, payments shall fall due and be made on the last Banking Day before the said due date
5.03. (No set-off or counterclaim — No withholdings). The Borrower acknowledges that in performing its obligations under this Agreement, the Bank will be incurring liabilities to third parties in relation to the funding of amounts to the Borrower, such liabilities matching the liabilities of the Borrower to the Bank and that it is reasonable for the Bank to be entitled to receive payments from the Borrower on the due date in order that the Bank is put in a position to perform its matching obligations to the relevant third parties. All payments to be made by the Borrower under any of the Security Documents shall be made in full, without set-off or counterclaim whatsoever, and free and clear of, and without withholding or deduction for or on account of, Taxes or withholdings and any restrictions or conditions resulting in any charge whatsoever imposed, either now or hereafter, by any sovereign state or by any political sub-division or taxing authority of any sovereign state (collectively referred to below as "Governmental Withholdings").
5.04. (Gross Up). If, notwithstanding Clause 5.03, at any time any law, regulation, regulatory requirement or requirement of any governmental authority, monetary agency, central bank or the like compels the Borrower to make payment subject to Governmental Withholdings, or any other deduction or withholding, the Borrower shall pay to the Bank such additional amounts as may be necessary to ensure that there will be received by the Bank a net amount equal to the full amount which would have been received had payment not been made subject to such Governmental Withholdings or other deduction or withholding. The Borrower shall indemnify the Bank against any losses or costs incurred by the Bank by reason of any failure of the Borrower to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Borrower shall, not later than thirty (30) days after each deduction, withholding or payment of any Governmental Withholdings, forward to the Bank official receipts and any other documentary receipts and any other documentary evidence reasonably required by the Bank in respect of the payment of any Governmental Withholdings. The obligations of the Borrower under this provision shall, subject to applicable law, remain in force notwithstanding the repayment of the Loan and the payment of all interest due thereon pursuant to the provisions of this Agreement.
5.05. (Computation). All interest and other payments periodic or payable by reference to a rate per annum under this Agreement shall accrue from day to day and be calculated on the basis of actual number of days elapsed and a 360 day year.

6. REPRESENTATIONS AND WARRANTIES
This Agreement is entered into by the Bank in reliance upon the following representations and warranties made by the Borrower and it is hereby represented and warranted by the Borrower that the following matters are true at the date of this Agreement, and covenant that they shall remain true so long as there is any Outstanding Indebtedness.
6.01. Representations concerning the Security Parties.
a)	Due Incorporation/Valid Existence) the Borrower, any other corporate Security Party and the Manager are incorporated and duly organised and validly existing and in good standing under the laws of their respective countries of incorporation and any other laws which are applicable to them, with power to own their property and assets, to carry on their business as the same is now being lawfully conducted and to purchase, own, finance and operate vessels, or manage vessels as the case may be as well as to undertake the obligations which have undertaken pursuant to the Security Documents;
b)	(Due Authority) the entry into and performance of this Agreement and all the other Security Documents, the New Approved Charter and the Memorandum of Agreement are within the corporate powers of the Borrower, any other corporate Security Party and the Manager and have been duly authorised by all corporate, shareholders' and other necessary action required for the authorization and do not and would not contravene or result in breach of any applicable law, regulation, rule, judgment, decree or permit or contractual restriction which does, or may, bind any one or more of them or their shareholders or their Subsidiaries, or the documents defining the respective constitutions of any of them and do not and will not result in the creation or imposition of any security interest, lien, charge, or Encumbrance on any of their assets or those of any of their Subsidiaries in favour of any party other than the Bank;
c)	(No Default/ or litigation) neither the Borrower nor any other Security Party or any other member of the Group is in default under this Agreement or any other agreement to which it is a party or by which it may be bound and no litigation, arbitration, tax claim or administrative proceeding is current or pending or (to its or its officers' knowledge) threatened, which, if adversely determined, would have a materially detrimental effect on the business assets or the financial condition of any of them;
d)	(Financial Information) all information, accounts, statements of financial position, exhibits and reports furnished by or on behalf of any Security Party to the Bank in connection with the negotiation and preparation of this Agreement and each of the other Security Documents are true and accurate in all material respects and not misleading, do not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein; there are no other facts the omission of which would make any fact or statement therein misleading and, in the case of accounts and statements of financial position, they have been prepared in accordance with Applicable Accounting Principles which have been consistently applied;
e)	(Financial Condition) the financial condition of the Borrower, any other Security Party and the Manager has not suffered any material deterioration since that condition was last disclosed to the Bank;
f)	(No Immunity) neither the Borrower nor any other Security Party or any of their respective assets are entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgment, execution or other enforcement);

g)	(Shipping Company) the Borrower is and/or on the drawdown of the Commitment, will be a shipping company involved in the owning or managing of ships engaged in international voyages and earning profits in free foreign currency;
h)	(Commercial Benefit of the Corporate Guarantor) the giving of the Guarantee by the Corporate Guarantor is to its best commercial benefit in that the Borrower is a wholly owned direct Subsidiary of the Corporate Guarantor and in that the Corporate Guarantor belongs to the same Group of companies as the Borrower and has close financial cooperation and mutual assistance with the Borrower and by lending its support to the Borrower through such guarantee it furthers its own business interests within the scope of its constitutional documents;
i)	(No established place of business in the United Kingdom or United States) none of the Security Parties has, nor will any of them have during the term of the Loan, an established place of business in the United Kingdom or the United States of America;
j)	(Acting for its own account) the Borrower, by entering into this Agreement, the Master Swap Agreement and the Security Documents, is acting on its own behalf and for its own account;
k)	(Information during negotiations) all information furnished to the Bank during the negotiations of this Agreement is true and accurate;
l)	(No money laundering) without prejudice to the generality of Clause 1.02, in relation to the borrowing by the Borrower of the Loan, the performance and discharge of its obligations and liabilities under the Security Documents, and the transactions and other arrangements effected or contemplated by the Security Documents to which the Borrower is a party, the Borrower confirms that the foregoing will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat "money laundering" (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities);
m)	(Shareholdings)
(i)	the Borrower is a wholly-owned direct Subsidiary of the Corporate Guarantor;
(ii)	all of the issued shares in the Manager are legally and beneficially owned by the Corporate Guarantor;
(iii)	the aggregate number of shares of common stock that the Corporate Guarantor is authorised to issue is 200 million registered shares each of a par value of one cent (US$ 0.1) and the Corporate Guarantor is authorized to issue 25 million preferred shares each of a par value of one cent (US$ 0.1) which are publicly listed and traded permanently on the New York Stock Exchange (NYSE), out of which 82,573,508 common registered shares and nonepreferred registered shares have been issued and are fully paid up;
(iv)	to the best of its knowledge and belief (having made due and careful enquiry), no person, or persons acting in concert (other than any financial institution acting as a passive investor), are the legal or ultimate beneficial owners of a higher percentage of the total issued share capital of the Corporate Guarantor, than the percentage of the total issued share capital of the Corporate Guarantor, beneficially owned by Mr Simeon Palios; and (iv) Mr. Simeon Palios is the Chief Executive Officer, the Chairman and a member of the board of directors of the Corporate Guarantor
n)	(Solvency)
(i)  neither the Borrower nor any other Relevant Party is unable, or admits or has admitted its inability, to pay its debts or has suspended making payments on any of its debts;

(ii)  neither the Borrower nor any other Relevant Party by reason of actual or anticipated financial difficulties has commenced, or intends to commence, negotiations with one or more of its creditors with a view to rescheduling any of its Indebtedness;
(iii)  the value of the assets of the Borrower and the other Relevant Parties is not less than their respective liabilities (taking into account contingent and prospective liabilities); and
(iv)  no moratorium has been, or may, in the reasonably foreseeable future be, declared in respect of any Indebtedness of the Borrower or any other Relevant Party.
6.02. Representations concerning the Security Documents.
a)	(Licences/Authorization) all licences, authorizations, consents or approvals necessary for the execution, validity, enforceability or admissibility in evidence of the Security Documents and all other documents executed or to be executed in connection therewith, have been obtained and complied with by the Borrower and any other Security Party;
b)	(Perfected Securities) when duly executed, the Security Documents will create a perfected security interest in favour of the Bank, with the intended priority, in the assets and revenues intended to be covered, valid and enforceable against the Borrower, and any other Security Party;
c)	(No Notarisation/Filing/Recording) save for the registration of any mortgage in the appropriate shipping registry, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement or any of the Security Documents that it or they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere or that any stamp, registration or similar tax or charge be paid on or in relation to this Agreement or the Security Documents;
d)	(No Taxes) no Taxes are imposed by deduction, withholding or otherwise on any payment to be made by any Security Party under this Agreement and/or any other of the Security Documents or are imposed on or by virtue of the execution or delivery of this Agreement and/or any other of the Security Documents or any document or instrument to be executed or delivered hereunder or thereunder. In case that any Tax exists now or will be imposed in the future, it will be borne by the Borrower;
e)	(Validity and Binding effect) the Security Documents are (or upon their execution - and in the case of any mortgage upon its registration at the appropriate registry - will be) valid and binding and enforceable against the Borrower, all the other Security Parties and the Manager in accordance with their respective terms and conditions, and that there are no other agreements or arrangements which may adversely affect or conflict with the Security Documents or the security they create;
f)	(Pari passu) the obligations imposed on the Borrower and any other Security Party by the Security Documents do and will constitute direct general and unconditional obligations of the Borrower and rank at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of the Borrower with the exception of any obligations which are mandatorily preferred by law and not by contract;
g)	(Valid choice of Law) the choice of law agreed to govern this Agreement and/or any other Security Document and the submission to the jurisdiction of the courts agreed in each of the Security Documents are or will be, on execution of the respective Security Documents, valid and binding on the Borrower and any other Security Party which is party thereto;
h)	(Subordinated indebtedness) any Indebtedness of the Borrower or the Corporate Guarantor owing to any of its respective shareholders or other members of the Group is subordinated in all respects to the Borrower's obligations under this Agreement and the Master Swap Agreement (in the case of the Borrower) and to the Corporate Guarantor's obligations under the Corporate Guarantee (in the case of the Corporate Guarantor);
6.03. Environmental Representation.
a)	Except as may already have been disclosed by the Borrower in writing to, and acknowledged in writing by, the Bank:
i.	The provisions of all Environmental Laws, have been complied with by the Borrower, the other Relevant Parties and (to the best knowledge and belief of the Borrower) by their respective Environmental Affiliates;
ii.	all Environmental Approvals have been obtained and are complied with by the Borrower, the other Relevant Parties and (to the best knowledge and belief of the Borrower) by their respective Environmental Affiliates; and
iii.	Neither the Borrower nor any other Relevant Party nor (to the best knowledge and belief of the Borrower) any of their respective Environmental Affiliates has received notice of any Environmental Claim that any Relevant Party or any such Environmental Affiliate is not in compliance with any Environmental Law or any Environmental Approval;
b)	except as may already have been disclosed by the Borrower in writing to, and acknowledged in writing by, the Bank there is no Environmental Claim pending or, (to the best knowledge and belief of the Borrower), threatened against the Borrower or the Vessel or any other Relevant Party or any other Relevant Ship or (to the best of knowledge and belief of the Borrower) any of their respective Environmental Affiliates;
c)	except as may already have been disclosed by the Borrower in writing to, and acknowledged in writing, by the Bank there has been no emission, spill, release or discharge of a material of environmental concern from the Vessel or any other Relevant Ship owned by, managed by or chartered to the Borrower (or the Corporate Guarantor) nor (to the best of knowledge and belief of the Borrower) from any other Relevant Ship owned by, managed by or chartered to, any other Relevant Party which could give rise to any Environmental Claim.
6.04. Representations concerning the Vessel.
a)	(Ownership/ Flag/ Seaworthiness/ Class/ Insurance) the Vessel is and on the Drawdown Date, will be:
i.	in the absolute and (save for any mortgage in favour of the Bank) unencumbered ownership of its Owner;
ii.	registered with a registry and under Greek flag in the name of its Owner;
iii.	operationally seaworthy and in every way fit for service;
iv.	classed with a Classification Society which has been approved by the Bank in writing and the Classification is and will be free of all requirements, recommendations or notations save for the notations which, at the sole discretion of the Bank, do not affect the Classification; and
v.	insured in accordance with the provisions of this Agreement;
b)	(No Charter) save for the Approved Charter and unless otherwise permitted in writing by the Bank, the Vessel will on the drawdown of the Commitment (or as the case may be of each Advance) be subject to no charter or contract of affreightment nor to any agreement to enter into any charter or contract which, if entered into after the drawdown of the Commitment (or as the case may be of any Advance) would have required the consent of the Bank under any of the Security Documents and on the drawdown of the Commitment (or as the case may be of any Advance) there will not be any agreement or arrangement whereby the Earnings of the Vessel, may be shared with any other person;
c)	(No Encumbrances) neither the Vessel, nor its Earnings, Requisition Compensation or Insurances nor any part thereof will, on the drawdown of the Commitment (or as the case may be of any Advance), be subject to any Encumbrances other than Encumbrances in favour of the Bank.
d)	(DOC and SMC) on the Drawdown Date of the Commitment, the Manager will have a DOC for itself and an SMC in respect of the Vessel; and
e)	(ISPS Code) on the Drawdown Date of the Commitment, the Borrower shall have a valid and current ISSC in respect of the Vessel and such Ship shall be in compliance with the ISPS Code.
6.05. Representations concerning newly purchased vessels.
(a)            (MOA Valid) the copy of the Memorandum of Agreement is true and complete copy of such document constituting valid and binding obligations of the parties thereto enforceable in accordance with its terms and no amendments thereto or variations thereof have been agreed nor has any action been taken by the parties thereto which would in any way render such document inoperative or unenforceable;
(b)            (Management Agreement Valid) the copy of the Management Agreement is true and complete copy of such document constituting valid and binding obligations of the parties thereto enforceable in accordance with their terms and no amendments thereto or variations thereof have been (or will be) agreed nor has any action been taken by the parties thereto which would in any way render such document inoperative or unenforceable;
(c)            (New Approved Charter Valid) the copy of the New Approved Charter to be delivered to the Bank is or, as the context may require, will be true and complete copy of such document constituting valid and binding obligations of the parties thereto enforceable in accordance with its terms and no amendments thereto or variations thereof have been (or will be) agreed nor has any action been taken by the parties thereto which would in any way render such document inoperative or unenforceable;
6.06. Representations Correct.
(a)            At the time of entering into this Agreement all above representations and warranties or any other information given by the Borrower and/or the Corporate Guarantor to the Bank are true and accurate and there has not occurred and/or is continuing any Event of Default or any event which would constitute an Event of Default with the passage of time or the giving of notice or both;
(b)            On and as of the Drawdown Date and on each Interest Payment Date, the Borrower shall (a)be deemed to repeat the representations and warranties in Clauses 6.01 - 6.05 (inclusive) as if made with reference to the facts and circumstances existing on such day and (b) be deemed to further represent and warrant to the Bank that the then latest financial statements delivered to the Bank by the Borrower under Clause 8.01 have been prepared in accordance with the Applicable Accounting Principles which have been consistently applied and present fairly and accurately the financial position of the Group respectively, for the financial period to which the same relate and as at the end of such financial period, neither the Borrower nor the Guarantor or any other member of the Group had any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements.

7. CONDITIONS PRECEDENT
7.01. (Conditions concerning corporate authorizations). The obligation of the Bank to make the Commitment or any part thereof available shall be subject to the condition that the Bank, shall have received, not later than two (2) Banking Days before the day on which the Drawdown Notice in respect of the Commitment (or, in case that more than one advance have been agreed in Clause 2.03, in respect of the first Advance) is given, the following documents and evidence in form and substance satisfactory to the Bank:
a)	A duly certified true copy of the Articles of Incorporation and By-Laws or the Memorandum and Articles of Association, or of any other constitutional documents, as the case may be, of each corporate Security Party and the Manager together with certified translations of the same in Greek, if so required by the Bank;
b)	A recent certificate of incumbency of each corporate Security Party and the Manager issued by the appropriate authority and/or at the discretion of the Bank signed by the secretary or a director of each of them respectively, stating the corporate body which binds every one of them, the officers and/or the directors of each of them and containing specimens of their signatures;
c)	A recent certificate as to the shareholding of the Borrower issued by an appropriate authority or, at the discretion of the Bank, signed by the secretary or a director of each of them as the case may be, stating respectively the full names and addresses of the person or persons beneficially entitled as shareholders/ stockholders of the entire issued and outstanding shares/ stock of each of them;
d)	Minutes of meetings of the directors (or of any other body which binds them, if any) of each corporate Security Party and the Manager and Minutes of meetings of the shareholders of each corporate Security Party (with the exception of the Corporate Guarantor) at which there was approved the entry into, execution, delivery and performance of this Agreement, the Master Swap Agreement and the other Security Documents and any other documents executed or to be executed pursuant hereto or thereto to which the relevant corporate Security Party and/or the Manager is a party;
e)	Evidence of the due authority of any person signing this Agreement, the Master Swap Agreement and the other Security Documents and any other documents executed or to be executed pursuant hereto or thereto on behalf of any corporate person;
f)	Evidence that all necessary licences, consents, permits and authorizations (including exchange control ones) have been obtained by any Security Party and the Manager for the execution, delivery, validity, enforceability, admissibility in evidence and the due performance of the respective obligations under or pursuant to this Agreement, the Master Swap Agreement and the other Security Documents;
g)	Any other documents or recent certificates or other evidence which would be required by the Bank in relation to any corporate Security Party and the Manager evidencing that each of the Security Parties and the Manager has been properly established, continues to exist validly and to be in good standing, which is the corporate body which binds the company, which is its present board of directors and shareholders (save for the Corporate Guarantor), that the execution and performance of the Security Documents has been duly authorized and generally that the representations in Clause 6 are correct in all respects.
7.02. (Conditions concerning the Securities). The obligations of the Bank to advance the Commitment or (if so provided in Clause 2.03) any part thereof is subject to the further condition that the Bank at the time of receiving a Drawdown Notice shall have received the following documents (save for the securities which, due to the requirement of their registration in public registries or due to their nature, cannot be delivered to the Bank before the Drawdown Notice and which will be delivered to the Bank simultaneously with the drawdown):
(a) The Earnings Account Pledge and, as the case may be, the Cash Collateral Account Pledge either duly executed and served as appropriately;
(b) The Corporate Guarantee, the Master Swap Agreement, the Master Agreement Security Deed, the Manager's Undertaking (including therein the Assignment of the Manager) and notices of assignment, the Assignment of Charter and the notice thereof, the Mortgage, the Assignment of Insurances and Earnings and the respective notices thereof, the New DSI Assignment of Insurances and the respective notices thereof, each duly executed and where appropriate duly registered with the appropriate registry;
(c) Evidence that the Earnings Account and, as the case may be, the Cash Collateral Account, have been duly opened and the relevant agreement for the opening of account and any addendum thereto, all mandate forms, the Bank's general terms and conditions, signature cards and authorities have been duly executed and delivered;
(d) Evidence that all fees due and payable on the Drawdown Date have been paid to the Bank.
7.03. (Conditions concerning the Vessel). The obligation of the Bank to advance the Commitment or (if so provided in Clause 2.03) any part thereof is subject to the further condition that the Bank shall have received prior to the relevant drawdown or, where this is not possible, simultaneously with the drawdown of the Commitment or the relevant part thereof:
(a) Valuation of the Vessel as at a date determined by the Bank but in any event not before one (1) month prior to the drawdown prepared on the basis specified in Clause 8.05(b) by an Approved Shipbroker appointed by the Bank in form and substance satisfactory to the Bank in its sole discretion;
(b) Evidence that, prior to or simultaneously with the drawdown, the Vessel will be duly registered in the ownership of its Owner with a shipping registry and under a flag acceptable to the Bank free from any Encumbrances save for those in favour of the Bank and otherwise as contemplated herein and, save for the Approved Charter, free of any other charter;
(c) Evidence that the Vessel has been surveyed by surveyors appointed and/or approved by the Bank and a copy of the surveyor's report in form and substance satisfactory to the Bank and/or, as the case may be, copy certified by a director of the Borrower of the underwater inspection report or any other report or class records as may be issued and/or delivered to the Borrower pursuant to the Memorandum of Agreement and payment by the Borrower of all cost, fees and expenses incurred by the Bank in connection with such survey;
(d) Evidence in form and substance satisfactory to the Bank that the Vessel has been or will - on drawdown - be insured in accordance with the insurance requirements provided for in this Agreement and the other Security Documents to be followed by full copies of cover notes, policies, certificates of entry or other contracts of insurance and irrevocable authority is hereby given to the Bank at any time at its discretion to obtain copies of the policies, certificates of entry or other contracts of insurance from the insurers and/or obtain any information in relation to the Insurances relating to the Vessel;
(e) Copy of the Management Agreement between the Owner and the Manager;
(f) All necessary confirmations by insurers of the Vessel that they will issue letters of undertaking and endorse notice of assignment and loss payable clauses on the Insurances, in form and substance satisfactory to the Bank in its sole discretion and an opinion signed by an independent firm of marine insurance brokers appointed and/or approved by the Bank at the expenses of the Borrower confirming the adequacy of the Insurances maintained on the Vessel;

(g) Evidence that the Vessel maintains its Classification with the Classification Society free from all requirements, recommendations or notations which at the sole discretion of the Bank do not affect Classification;
(h) Evidence that the trading certificates of the Vessel are valid and in force;
(i) Due authorisation in form and substance satisfactory to the Bank authorising the Bank to have access and/or obtain any copies of class records or other information at its discretion from the Classification Society of the Vessel;
(j) Copies of the document of compliance (DOC) and safety management certificate (SMC) in respect of the Vessel certified as true by a Director of the Owner and the Manager together with a certificate identifying and giving the address and other communication details of the ISM designated person for the Vessel.
(k) A copy, certified as a true and complete copy by an officer of the Borrower of the ISSC and the continuous synopsis record (as described in the ISPS Code) for the Vessel.
7.04. (Conditions concerning newly purchased vessel). In case that the Vessel to be financed —has been recently acquired, the obligation of the Bank to advance the Commitment or (if so provided in Clause 2.03) any part thereof is subject to the further condition that the Bank shall have received prior to or simultaneously with the drawdown of the Commitment or the relevant part thereof:
a)	A copy of the Memorandum of Agreement certified as true and complete by the legal counsel of the Borrower;
b)	Evidence to the full satisfaction of the Bank, proving the Seller's title to the Vessel free of any Encumbrances, debts or claims of any nature whatsoever and in case that the Vessel is changing Registry, that the Vessel has been deleted from the previous Registry;
c)	Duly certified copies of corporate documentation of the Seller - comparable at the discretion of the Bank to that provided in Clause 7.01 - proving the due incorporation and existence of the Seller and the due authorization of the sale of the Vessel and the execution of all documents required in connection therewith; and
d)	Duly certified copy of the Bill of Sale, the protocol of delivery and acceptance of the Vessel and the relevant invoices.
The above Conditions Precedent under (b), (c) and (d) above may be required by the Bank in any other case that the Bank at its sole discretion deems it necessary to have evidence of the title of the previous owner of the Vessel.
7.05. (No change of circumstances). The obligation of the Bank to advance the Commitment or (if so provided in Clause 2.03) any part thereof is subject to the further condition that at the time of the giving of a Drawdown Notice and on advancing the Commitment or (if it has been so agreed in Clause 2.03) on the making of the Advance to which such Drawdown Notice relates:
a)	The representations and warranties set out in Clause 6 and in each of the Security Documents are true and correct on and as of each such time as if each was made with respect to the facts and circumstances existing at such time;
b)	No Event of Default shall have occurred and be continuing or would result from the drawdown; and

c)	The Bank shall be satisfied that there has been no change in the ultimate ownership, management, operations or financial condition of any Security Party or any member of the Group which (change) might, in the sole opinion of the Bank, be detrimental to the interests of the Bank.
7.06. (General Conditions). The obligation of the Bank to advance the Commitment or (if so provided in Clause 2.03) any part thereof is subject to the further condition that the Bank, prior to or simultaneously with the drawdown, shall have received:
(a)	Opinion(s) on such aspects of law as the Bank shall deem relevant to this Agreement and the other Security Documents and any other documents executed pursuant hereto or thereto at its sole discretion;
(b)	Confirmation from any agents nominated in this Agreement and in the other Security Documents for the acceptance of any notice or service of process, that they consent to such nomination; and
(c)	A receipt in writing in form and substance satisfactory to the Bank including an acknowledgement and admission of the Borrower and/or any other Security Party to the effect that the Commitment was drawn by the Borrower and a declaration by the Borrower that all conditions precedent have been fulfilled, that there is no Event of Default and that all the representations and warranties are true and correct.
7.07. (Further documents). The Bank may from time to time request and the Borrower shall, within the period specified by the Bank, deliver to the Bank such further documents certificates and/or opinions as requested at the sole discretion of the Bank.

8. COVENANTS
It is hereby undertaken by the Borrower that, from the date of this Agreement and as long as any money is due and/or owing and/or outstanding under this Agreement or any of the other Security Documents, the Borrower will:
8.01. Information Covenants
(a) (Annual financial Statements) furnish the Bank, in form and substance satisfactory to the Bank, with (i) annual, audited, consolidated financial statements of the Guarantor at latest within 180 days after the end of the financial year concerned, audited by auditors acceptable to the Bank and prepared in accordance with Applicable Accounting Principles consistently applied; and (ii) semi-annual unaudited financial statements of the Guarantor within 90 days after the end of the financial year concerned. The said obligations to commence as of 31st December 2011;
(b) (Financial Information) provide the Bank annually and from time to time as the Bank may request and in form and substance satisfactory to the Bank with information on the financial condition, actual and projected for the following 12 month period, cash flow position, commitments and operations of the Security Parties and other members of the Group including cash flow analysis and voyage accounts of any vessel owned by any such party or member with a breakdown of income and running expenses showing net trading profit, trade payables and trade receivables, such financial details to be certified as to their correctness by one of the directors of the Borrower and countersigned by the Chief Financial Officer or two Directors of the Corporate Guarantor at the time when such information is given;
(c) (Information on adverse change or Default) promptly inform the Bank of any occurrence which came to the knowledge of the Borrower which might adversely affect the ability of the Borrower or any other Security Party to perform its respective obligations under this Agreement, the Master Swap Agreement and/or any of the other Security Documents and of any Default forthwith upon becoming aware thereof and will from time to time, if so requested by the Bank, confirm to the Bank in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing;
(d) (Financial and other Information on the developments of the Group) promptly inform the Bank of any proposed arrangements whereby any member of the Group will have a liability in respect of Indebtedness together with the payment or repayment terms in respect of such Indebtedness including, without limitation, regarding its financial standing, commitments, operations, vessel sales or purchases, any new borrowings, any material litigation, arbitration and administrative proceedings and all major financial developments in relation to each Security Party, any other member of the Group and the Group as a whole;
(e) (Information on the employment of the Vessel) advise the Bank promptly and/or at any other time upon the Bank's request with information on the employment of the Vessel as well as on the terms and conditions of any charterparty, contract of affreightment, agreement or related document in respect of the employment of the Vessel such information to be certified as to their correctness by one of the directors of the Borrower and countersigned by the Chief Financial Officer or two Directors of the Corporate Guarantor at the time when such information is given and provide the Bank forthwith after its execution with a certified copy of each such charterparty, contract of affreightment, agreement or related document;
(f)  (Delivery of reports) deliver to the Bank of every report, circular, notice or like document issued by the Borrower or any member of the Group to its respective shareholders or creditors generally, at the same time when it is issued or given;

8.02. Banking Arrangements
(a) (Banking operations) ensure that all banking operations in connection with the Vessel are carried out through the Account Branch of the Bank.
(b) (Liquidity) ensure that the Borrower and/or the Guarantor maintains at all times a free cash credit balance of no less than Five hundred thousand Dollars ($500,000) in unencumbered accounts held or to be held with the Account Branch of the Bank; and
(c) (Know your customer information) deliver to the Bank such documents and evidence as the Bank shall from time to time require relating to the verification of identity and knowledge of the Bank's customers and the compliance by the Bank with all necessary "know your customer" or similar checks, always on the basis of applicable laws and regulations or the Bank's own internal guidelines, in each case as such laws, regulations or internal guidelines apply from time to time.
8.03. No Further Financial Exposure
(a) (No further Indebtedness) incur no further Indebtedness nor authorise or accept any capital commitments (other than that normally associated with the day to day operations of the Vessel) nor enter into any agreement for payment on deferred terms or hire agreement without the prior written consent of the Bank;
(b) (No Loans-No Guarantees) not make any loans or advances to, or any investments in any person, firm, corporation, joint venture or other entity including (without limitation) any loan or advance to any officer, director, stockholder or employee or issue guarantees or indemnities or otherwise become directly or contingently liable for the obligations of any person, firm, or corporation except pursuant to the Security Documents and except for guarantees or indemnities from time to time required in the ordinary course by any protection and indemnity or war risks association with which the Vessel is entered, guarantees required to procure the release of the Vessel from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of the Vessel;
(c) (Share capital and distribution) not purchase or otherwise acquire for value any shares of the capital or declare or pay any dividends or distribute any of its present or future assets, undertakings, rights or revenues to its shareholder Provided however that the Borrower may declare or pay dividends to the Corporate Guarantor, if no Event of Default has occurred and is continuing at the time of declaration or payment of such dividends or would occur as a result thereof and provided further that prior to the relevant payment, the Bank is provided with a Compliance Certificate stating that there is no Event of Default and no such Event of Default will occur as a result of such payment;
(d) (No Payments) except pursuant to this Agreement and the Security Documents (or as expressly permitted by the same) not pay out any funds to any company or person except in connection with the administration of the Borrower, the operation and/or repair of the Vessel;
(e) (No Acquisitions) not acquire any further assets other than the Vessel and rights arising under contracts entered into by or on behalf of the Borrower in the ordinary course of its business of owning, operating and chartering the Vessel;
8.04. Maintenance of Corporate and Business Structure
(a) (Maintenance of Business Structure) not change the nature, organisation and conduct of the business of the Borrower as owner/operator of the Vessel or, as the case may be, the Guarantor as holding company of the Borrower and other Subsidiaries and with its shares listed and traded permanently on the New York Stock Exchange, or carry on any business other than the business carried on at the date of this Agreement;

(b) (Maintenance of Legal Structure) ensure that none of the documents defining the constitution of the Borrower, the Guarantor, the Manager and any other Security Party shall be altered in any manner whatsoever without the prior written consent of the Bank (except for amendments or variations to its constitutional documents made by the Guarantor for the purposes of any follow on offering or further equity issuance, and then only such amendments or variations as are customary or necessary for such purpose and appropriate to a public company and provided that any such amendments or variations shall be notified by the Guarantor to the Bank in writing shortly i.e. within three (3) Banking Days as of the relevant amendment or variation being resolved);
(c) (Change of management of a Ship) appoint any person to carry out the commercial and technical management of the Vessel other than the Manager or terminate a Management Agreement or vary or amend the terms thereof;
(d) (Control) ensure that no change shall be made directly or indirectly in the ownership, beneficial ownership, control or management of the Borrower and the Manager or any share therein or of the Vessel without the prior written consent of the Bank;
(e) ensure that no person, or persons acting in concert (other than any financial institution acting as a passive investor), are the legal or ultimate beneficial owners of a higher percentage of the total issued share capital of the Corporate Guarantor, than the percentage of the total issued share capital of the Corporate Guarantor, beneficially owned by Mr Simeon Patios; and that he remains the Chief Executive Officer, the Chairman and a member of the board of directors of the Corporate Guarantor without the prior written consent of the Bank;
(f) (No merger) not merge or consolidate with any other company or person or enter into any demerger, amalgamation or corporate reconstruction or re-domiciliation of any type;
8.05. Pari passu/Subordination/Value of Security
a)	(i)(Pari passu) ensure that the Indebtedness of the Borrower to the Bank under this Agreement and the Master Swap Agreement shall, without prejudice to the provisions of clauses 8.04 and 8.06 and the security intended to be created by the Security Documents, at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract (ii) (Subordination) ensure that the obligations (if any) of the Borrower to repay any loan advanced to it by its shareholder or any other member of the Group are at all times fully subordinated towards its obligations to the Bank under this Agreement and the other Security Documents and that any such loans'or advances are and remain at all times on terms and conditions acceptable to the Bank in all respects;
(b)  (Valuation of the Vessel) at least once every year and/or as and when the Bank at its sole discretion requests, provide the Bank, with a valuation of the Vessel from an Approved Shipbroker, at Borrower's own expense, provided that for so long as no Event of Default has occurred, the Borrower shall only be obliged to pay the fees and expenses of up to one valuation for the Vessel in any calendar year, such valuation to be made in Dollars, on the basis of sale for prompt delivery free of charter and free of Encumbrances for cash at arm's length on normal commercial terms as between a willing seller and a willing buyer and made without physical inspection, unless required by the Bank, ("the basis of valuation");
(c) (Security Shortfall) If at any time the Security Value shall be less than the Security Requirement, the Bank may give notice to the Borrower requiring that such shortfall be remedied and the Borrower shall, within fifteen (15) days as of the date of receipt of such notice:

(aa) prepay such sum in Dollars as will result in the Security Requirement (after such prepayment and taking into account any other repayment of the Loan made between the date of the notice and the date of such prepayment) being at least equal to the Security Value; or
(bb) if the Borrower requests and the Bank at its sole discretion agrees, pledge such additional amount in favour of the Bank in an account with the Bank in the name of the Borrower, as will result in the Security Value (following deposit of such additional pledged amount) being at least equal to the Security Requirement as at the date of deposit of such additional pledged amount; or
(cc) if the Borrower requests and the Bank at its sole discretion agrees, constitute other additional security (acceptable to the Bank at its discretion) which shall have such value (as determined by the Bank at its discretion) so that the Security Value as at the date of giving such additional security shall be at least equal to the Security Requirement.
Clauses 4.02(a)(e)(f) and 4.05 shall apply to prepayments under clause 8.05(c).
(d) The value of the Vessel shall be determined for the purpose of the Clause 8.05(c) as provided in Clause 8.05(b) and shall be notified by the Bank to the Borrower. In the event that by written notice to the Bank (within two (2) Banking Days) such valuation is not accepted by the Borrower, the value of the Vessel in Dollars shall be determined by the first-class shipbroker originally appointed by the Bank and two further Approved Shipbrokers, one of whom shall be appointed by the Bank and one by the Borrower each of whom will value the Vessel on the basis set out in Clause 8.05(b) and the mean of the valuations of such Approved Shipbrokers shall constitute the value of the Vessel for the purposes of Clause 8.05(c) and shall be binding upon the parties hereto, provided however that the original valuation obtained by the Bank shall constitute the value of the Vessel if (i)no shipbroker is appointed by the Borrower within two Banking Days of delivery of the original valuation or (ii)the shipbroker appointed by the Borrower fails to submit the valuation to the Bank within fifteen (15) days of delivery of the original valuation. All costs in connection with such valuations and any valuation of any additional security provided pursuant to Clause 8.05(c) shall be borne by the Borrower.
(e) Any valuation referred to in Clause 8.05 shall be addressed to the Bank.
8.06. Maintenance of Assets
a)	(No Transfer of Assets) not convey, assign, transfer, sell, abandon, lend or otherwise dispose of or deal with any of its undertakings, real or personal property, assets or rights, or revenues whether present or future (otherwise than by transfers, sales or disposals for full consideration in the ordinary course of trading but in any event excluding the Vessel) whether by one or a series of transactions related or not, without the prior written consent of the Bank;
b)	(No Encumbrance of Assets) not allow any Encumbrance to subsist, arise or be created or extended over all or any part of its undertakings, property, assets or rights or revenues, whether present or future to secure or prefer any present or future Indebtedness or other liability or obligation of any Security Party (other than the Corporate Guarantor) or any other person without the prior written consent of the Bank.
8.07. Special Financial Covenants
(a) (Minimum Net Worth) ensure and procure that throughout the Security Period, the Minimum Net Worth as measured as of each Compliance Date during the Security Period by reference to the Applicable Accounts will not at any time be less than $ 150,000,000 million;

(b) (Maximum Leverage) ensure and procure that throughout the Security Period, the Maximum Leverage as measured as of each Compliance Date during the Security Period by reference to the Applicable Accounts shall always be less 75%;
(c) (Minimum liquidity) ensure and procure that the Guarantor on a consolidated basis shall at all times maintain Minimum Liquidity (free of Encumbrances) in the name of the Guarantor in an amount greater to $ 10,000,000; and
(d) (Same financial covenants) ensure and procure that the same financial covenants in respect of the Group, which the Corporate Guarantor has agreed or may agree in the future with any other lenders apply at any relevant time mutatis mutandis in respect of this Agreement.
For the purposes of this clause 8.07 capitalized terms used herein shall have the following meaning, i.e.
"Adjusted Total Assets" means, as of any Compliance Date, the aggregate Vessel's Value of the Fleet Vessels determined on the basis of Clause 8.05 (b) and the market value of other assets obtained (at the cost of the Borrower) from an independent broker which the Bank has approved, or at Bank's sole discretion, has appointed for that purpose and determined on a combined basis in accordance with the Applicable Accounting Principles and as shown in the combined balance sheets of the Guarantor in the Applicable Accounts, adjusted by adding or subtracting (depending on whether the same is positive or negative) the amount by which the Vessel's Value of the Fleet Vessels and the market value of assets (other than the Fleet Vessels) at or about the Compliance Date exceeds, or is less than, the book value of the Fleet Vessels and such other assets;
"Applicable Accounts" means, in relation to a Compliance Date or an accounting period, the consolidated balance sheets and related consolidated statements of stockholders' equity, income and cash flows of the Group set out in the annual financial statements or interim financial statements of the Group prepared as of the Compliance Date or, as the case may be, the last day of the accounting period in question (and which the Borrower is obliged to deliver to the Bank pursuant to Clause 8.01 (a) of this Agreement and which the Guarantor is obliged to deliver to the Bank under Clause 5.01(a) of the Corporate Guarantee);
"Cash and Cash Equivalents" means the amount of cash in hand or at bank credited to an account in the name of any member of the Group including any form of restricted cash and to which the Guarantor is alone (or together with other members of the Group) beneficially entitled, as shown in the Applicable Accounts for the Guarantor for any accounting period to which they relate and determined in accordance with the Applicable Accounting Principles;
"Compliance Date" means 31 December in each calendar year (or such other date as of which the Corporate Guarantor prepares the consolidated financial statements which the Borrower is required to deliver pursuant to Clause 8.01 (a) of this Agreement and which the Guarantor is required to deliver pursuant to clause 5.01(a) of the Guarantee;
"Maximum Leverage" means, in respect of each period during which Applicable Accounts relate, the ratio of Total Debt to Adjusted Total Assets as shown in the Applicable Accounts for the Group for any accounting period and determined in accordance with the Applicable Accounting Principles;
"Minimum Liquidity" means, in respect of each period during which Applicable Accounts relate, Cash and Cash Equivalent which are free from any Encumbrances, as shown in the Applicable Accounts for the Group, for such accounting period and determined in accordance with the Applicable Accounting Principles;
"Minimum Net Worth" means the Adjusted Total Assets less Total Debt, as shown in the Applicable Accounts for the Group determined in accordance with Applicable Accounting Principles";

"Fleet Vessels" means any vessel (including the Vessel) from time to time wholly owned by any member of the Group (each a "Fleet Vessel");
"Security Period" means the period commencing on the date of this Agreement and ending on the date on which the Bank notifies the Borrower and the other Security Parties that no amount is owing or has accrued (without yet having become due for payment) under any Security Document including the Master Swap Agreement and provided that neither the Borrower nor any other Security party has any future or contingent liability under any other provision of this Agreement or another Security Document or the Master Swap Agreement;
"Total Debt" means the aggregate (as of the date of calculation) of all the obligations of the Group then outstanding for the payment or repayment of money as shown as of each Compliance Date during the Security Period by reference to in the combined balance sheets of the Group in the Applicable Accounts including, without limitation:
(i) any amounts payable by the Guarantor and/or any of its Subsidiaries under leases or similar arrangements over their respective periods;
(ii) any credit to the Guarantor and/or any of its Subsidiaries from a supplier of goods or under any instalment purchase or other similar arrangement;
(iii) the aggregate amount then outstanding of liabilities and obligations of third parties to the extent they are guaranteed by the Guarantor;
(iv) any contingent liabilities (including any taxes or other payments under dispute or arbitration) which have been or, under Applicable Accounting Principles, should be recorded in the notes to the Guarantors Applicable Accounts; and
(v) any deferred tax liabilities.
(e) (Change in accounting expressions and policies) if, by reason of a change in format or Applicable Accounting Principles or other relevant accounting policies, the expressions appearing in any financial statements referred to in Clause 8.01(a) of this Agreement alter from those in the financial statements for the year ended 31 December 2011, the relevant definitions contained in Clauses 1.02, 8.01(a) and this Clause 8.07 shall be deemed modified in such manner as the Bank shall reasonably require to take account of such different expressions but otherwise to maintain in all respects the substance of those provisions.
(f) (Compliance Certificate) deliver to the Bank a Compliance Certificate for the relevant period executed by a director of the Corporate Guarantor and counter-signed by the Chief Financial Officer or two Directors of the Corporate Guarantor at the time when any audited consolidated financial statements of the Group are delivered to the Bank in accordance with clause 8.1.5(a) and clause 5.1.4 of the Corporate Guarantee evidencing, inter alia, compliance with the financial undertakings in this Clause 8.07 of this Agreement (or in any other format which the Bank may approve).
8.08. Covenants concerning the Vessel
(a) (Ownership/Management/Control) ensure that, from the date of this Agreement or as the context may require, from the date of delivery to its Owner, the Vessel will maintain its ownership, control and ultimate beneficial ownership, its management by the Manager as well as (unless prior written consent of the Bank is given) the terms and conditions on which it is managed;
(b) (Class) ensure that the Classification of the Vessel remains free of recommendations, notations or average damage affecting class and provide the Bank on demand with copies of all class and trading certificates of the Vessel;
(c) (Insurances) maintain all Insurances of the Vessel and comply with all insurance requirements specified in this Agreement (including in particular Schedule 1) and in case of any failure by the Borrower to maintain such Insurances the Bank is hereby expressly authorised (and shall have the right but not the obligation) to effect such Insurances on behalf of the Owner (and in case that the Vessel remains in port for an extended period) to effect port risks insurances at the cost of the Borrower which, if paid by the Bank, shall be Expenses;
(d) (Transfer/Encumbrances) not without the prior written consent of the Bank sell or otherwise dispose of the Vessel or any share therein or mortgage, charge or otherwise assign the Vessel or any part thereof or suffer the creation of any such mortgage, charge or assignment in favour of any person other than the Bank;
(e) (Not imperil Flag, Ownership, Insurance) ensure that the Vessel is maintained and trades in conformity with the laws of its flag, with all applicable laws relating to its Owner its master and crew and with the requirements of its Insurances and that nothing is done or permitted to be done which could endanger the flag of the Vessel or its free ownership or its Insurances;
(f) (Mortgage Covenants) always comply with all the covenants provided for in the Mortgage on the Vessel and any accompanying deed of covenants;
(g) (Charter) (save for the New Approved Charter) not without the prior consent of the Bank enter into a charterparty, contract of affreightment, agreement or related document in respect of the employment of the Vessel (i)for a period for more than twelve (12) months or (ii)below the market rate prevailing at the time when the Vessel is fixed in or on terms which are not in accordance with the commercial practice prevailing at the relevant time or (iii)on demise charterparty;
(h) (Charter Assignment) execute and deliver to the Bank within fifteen (15) days of signing of any charter, the duration of which is agreed to be for a period, directly or by extension more than twelve (12) months, (a)a specific assignment of such charter in form and substance satisfactory to the Bank and (b)a notice of any such assignment addressed to the relevant charterer and endorsed with an acknowledgment of receipt by the relevant charterer all in form and substance satisfactory to the Bank (such acknowledgment to be delivered to the Bank within fourteen (14) days after the execution of such assignment together with evidence of the authority of the relevant charterer) or (c)alternatively at the discretion of the Bank, a copy of irrevocable instructions of the Owner of the Vessel to the charterer for the payment of the hire to the Bank together with copy of the charterparty with appropriate irrevocable notation;
(i) (Compliance with Environmental Laws) to comply with, and procure that all Environmental Affiliates of the Borrower comply with, all Environmental Laws including without limitation, requirements relating to manning and establishment of financial responsibility and to obtain and comply with, and procure that all Environmental Affiliates of the Borrower obtain and comply with, all Environmental Approvals and to notify the Bank forthwith:
(aa) of any Environmental Claim for an amount or amounts exceeding $500,000 made against the Vessel and/or her Owners; and (bb) upon becoming aware of any incident which may give rise to an Environmental Claim and to keep the Bank advised in writing of the Owner's response to such Environmental Claim on such regular basis and in such detail as the Bank shall require.
(j) (Without limiting the Borrower's other obligations under this Clause) provide the Bank with photocopies (certified as true, accurate and complete by a director or the secretary of the Borrower) of the Vessel's Safety Management Certificate and Document of Compliance of the Manager and will provide the Bank with a statement confirming the identity of the Designated Person and the Company for Vessel.
(k) (Without limiting each Borrower's other obligations under this Clause) that, in respect of the Vessel from the date of this Agreement, or as the context may require, from the date on which it is delivered to its Owner and for the remainder of the term of the Loan they:

 (i) will maintain Safety Management Certificates for the Vessel and Document of Compliance for the Company; and
(ii) will notify the Bank of any actual or threatened withdrawal of the Safety Management Certificates and/or the Document of Compliance; and
(iii) will not change the Company during the term of the Loan without prior notice to the Bank;
(iv) will not change the identity of the Designated Person or the Company during the term of the Loan without the prior written consent of the Bank such consent not to be unreasonably withheld; and
(v) will notify the Bank of any "accident" or "major non-conformity", as each of those terms is defined in the Guidelines on the implementation of the International Safety Management Code by Administrations (adopted by the Assembly of the International Maritime Organization pursuant to Resolution A788(19)), and of the steps being taken to remedy the situation; and
(vi) will procure that the Vessel remains at all times subject to a Safety Management System which complies with the ISM Code; and
(vii) it will, and will procure that the Manager will:
a)	maintain at all times a valid and current ISSC in respect of the Vessel;
b)	immediately notify the Bank in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC in respect of the Vessel; and
c)	procure that the Vessel will comply at all times with the ISPS Code.
(l) (Compliance with ISM Code) comply with and ensure that any other Owner or operator of the Vessel complies with the requirements of the ISM Code, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto throughout the term of this Agreement.
(m) (Withdrawal of DOC and SMC) immediately inform the Bank and ensure that any Owner, the Manager or operator informs the Bank if there is any threatened or actual withdrawal of its operator's DOC or the SMC in respect of the Vessel.
(n) (Issuance of DOC and SMC) procure that any operator will promptly inform the Bank upon the issue to the Borrower or any operator of a DOC and to the Vessel of an SMC or the receipt by the Borrower or any operator of notification that its application for the same has been refused.
(o) (Deletion Certificate) deliver to the Bank certified copy of the deletion certificate within the time agreed with the Seller in the Memorandum of Agreement.
(p) (Inspection) ensure that the Bank with surveyors or other persons appointed by it (at the expense of the Borrower) for such purpose, may board the Vessel at all reasonable times for the purpose of inspecting it and its records and be afforded all proper facilities for such inspections and for this purpose reasonable advance notice of any intended drydocking of the Vessel (whether for the purpose of classification, survey or otherwise) is given to the Bank.
8.09. Observance of other Covenants
a)	(Use of the Loan) use the Loan for its benefit and under its full responsibility and exclusively for the purposes specified in clauses 1.01 of this Agreement;
b)	(Compliance with Covenants) duly and punctually perform all obligations under this Agreement and the other Security Documents;

c)	(Payment on Demand) pay to the Bank on demand any sum of money which is payable by the Borrower to the Bank under this Agreement but in respect of which it is not specified in any other Clause when it is due and payable;
d)	(Evidence of Compliance) upon request by the Bank from time to time provide such information and evidence to the Bank as the Bank would reasonably require to demonstrate compliance with the covenants and undertakings set forth in this Agreement and any other Security Document;
e)	(Intra-Group transactions) ensure that any transactions, agreements or other arrangements (if any) entered into by the Borrower with any members of the Group, are entered into on an arm's length basis and for full value and consideration; and
f)	(Consents and licences) without prejudice to clauses 6.01 and 7, obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every consent, authorisation, licence or approval of governmental or public bodies or authorities or courts and do, or cause to be done, all other acts and things which may from time to time be necessary or desirable under applicable law for the continued due performance of all the obligations of the Security Parties under each of the Security Documents;
8.10. Validity of Securities
a)	(Validity) ensure and procure that all governmental or other consents required by law and/or any other steps required for the validity, enforceability and legality of this Agreement and the other Security Documents are maintained in full force and effect and/or appropriately taken;
b)	(Earnings) ensure and procure that, unless and until directed by the Bank otherwise (i)all the Earnings of the Vessel shall be paid to the Earnings Account and (ii)the persons from whom the Earnings are from time to time due are irrevocably instructed to pay them to the Earnings Account in accordance with the provisions hereof and of the relevant Security Documents;
c)	(Taxes) pay all Taxes, assessments and other governmental charges when the same fall due, except to the extent that the same are being contested in good faith by appropriate proceedings and adequate reserves have been set aside for their payment if such proceedings fail; and
d)	(Additional Documents) from time to time at the request of the Bank execute and deliver to the Bank or procure the execution and delivery to the Bank of all such documents as shall be deemed desirable at the sole discretion of the Bank for giving full effect to this Agreement, and for perfecting, protecting the value of or enforcing any rights or securities granted to the Bank under any one or more of this Agreement, the other Security Documents and any other documents executed pursuant hereto or thereto and in case that any Conditions Precedent have not been fulfilled prior to the Drawdown, such Conditions shall be complied with within five (5) days of Drawdown (unless the Bank agrees otherwise in writing) and failure to comply with this Covenant shall be an Event of Default.
8.11. Covenants for the Security Parties
Ensure and procure that each of the other Security Parties and the Manager will duly and punctually comply, with the covenants which are applicable to them pursuant to the Security Documents to which it is a party and that each of the other Security Parties and the Manager will, duly and punctually perform each of the obligations expressed to be assumed by them under the Security Documents;

9. EVENTS OF DEFAULT
There shall be an Event of Default whenever an event occurs described in Clauses 9.01 to 9.07:
9.01. Non Performance of Obligations
a)	Failure by the Borrower to pay any sum due from the Borrower under this Agreement and/or any of the other Security Documents when due, or, in the case of any sum payable on demand, within three (3) Banking Days of such demand; or
b)	Failure by the Borrower to observe and perform any one or more of the covenants, terms or obligations contained in this Agreement (including Schedule 1) and/or any other Security Document relating to the Insurances; or
c)	Any breach by the Borrower of or omission of the Borrower to observe any of the covenants, terms, obligations or undertakings under this Agreement and/or any of the other Security Documents (other than failure to pay any sum when due or to comply with any obligation concerning the Insurances) and, in respect of any such breach or omission which in the opinion of the Bank is capable of remedy, such action as the Bank may require shall not have been taken within seven (7) days of the Bank notifying the Borrower of such required action to remedy the breach or omission; or
d)	An Event of Default or Potential Event of Default (in each case as defined in the Master Swap Agreement) has occurred and is continuing with the Borrower as the Defaulting Party (as defined in the Master Swap Agreement) under the Master Swap Agreement or an Early Termination Date has occurred or been or become capable of being effectively designated under the Master Swap Agreement by the Bank or the Master Swap Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason; or
9.02. Events affecting the Borrower
a) The Borrower is adjudicated or found bankrupt or insolvent or any order is made by any court in any country or territory in which the Borrower carries on business or to the jurisdiction of whose courts any part of its assets is subject, or resolution passed by the Borrower or petition presented for the winding-up or dissolution of the Borrower or for the appointment of a liquidator, trustee, administrator or conservator or compulsory manager or other similar officer of the whole or any part of the undertakings, assets, rights or revenues of the Borrower; or
b) The Borrower becomes or is deemed to be insolvent or suspends payment of its debts or is (or is deemed to be) unable to or admits inability to pay its debts as they fall due or proposes or enters into any composition or other arrangement for the benefit of its creditors generally or proceedings are commenced in relation to the Borrower under any law, regulation or procedure relating to reconstruction or readjustment of debts; or
c) Any corporate action, legal proceedings or other procedures or steps are taken, or negotiations commenced, by the Borrower or by any of its creditors with a view to the general readjustment or rescheduling of all or part of its indebtedness or to proposing any kind of composition, compromise or arrangement involving such person and any of its creditors; or
d) An encumbrancer takes possession or a receiver or similar officer is appointed of the whole or any part of the undertakings, assets, rights or revenues of the Borrower or a distress, execution, sequestration or other process is levied or enforced upon or sued out against any of the undertakings, assets, rights or revenues of the Borrower and is not discharged within seven (7) days; or

e) All or a material part of the undertakings, assets, rights or revenues of the Borrower are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government; or
f) The Borrower suspends or ceases or threatens to suspend or cease to carry on its business; or
g) Any event occurs or proceeding is taken with respect to the Borrower in any jurisdiction to which it is subject which has an effect equivalent or similar to any of the events mentioned in Clauses 9.02(a) to 9.02(f); or
h) A meeting is convened by the Borrower for the purpose of passing any resolution to purchase, reduce or redeem any of its share capital; or
i) There occurs, in the opinion of the Bank, a materially adverse change in the financial condition of the Borrower; or
j) Any other event occurs or circumstances arise which, in the opinion of the Bank, is likely materially and adversely to affect either (i)the ability of the Borrower to perform all or any of its obligations under or otherwise to comply with the terms of this Agreement and/or any of the other Security Documents, or (ii)the security created by this Agreement and/or any of the Security Documents; or
k) There is any change in the beneficial ownership of the shares in the Borrower and/or in the Manager; or
l) The Vessel is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of the Borrower and the Borrower shall fail to procure the release of the Vessel within a period of twenty (20) days thereafter; or
m) The registration of the Vessel under the laws and flag of the relevant Flag State is cancelled or terminated without the prior written consent of the Bank; or
n) The Flag State of the Vessel becomes involved in hostilities or civil war or there is a seizure of power in the Flag State of the Vessel by unconstitutional means if, in any such case such event could in the opinion of the Bank reasonably be expected to have a material adverse effect on the security constituted by any of the Security Documents; or
o) The Borrower ceases at any time to be a wholly-owned direct Subsidiary of the Corporate Guarantor; or
p) There is any change in the legal and/or beneficial ownership of any of the shares of the Manager, from that existing on the date of this Agreement; or
q) The shares of the Corporate Guarantor are de-listed or cease to trade permanently on the New York Exchange; or
r) Any person, or persons acting in concert (other than any financial institution acting as a passive investor), become at any time the legal or ultimate beneficial owners of a higher percentage of the total issued share capital of the Corporate Guarantor, than the percentage of the total issued share capital of the Corporate Guarantor, beneficially owned by Mr Simeon Palios at that time; or
s) Mr. Simeon Palios ceases to hold an executive position in the Corporate Guarantor.

9.03. Representations Incorrect
Any representation or warranty made or deemed to be made or repeated by or in respect of the Borrower in or pursuant to this Agreement or any of the other Security Documents or in any notice, certificate or statement referred to in or delivered under this Agreement or any of the other Security Documents is or proves to have been incorrect in any material respect.
9.04. Cross-default of the Borrower and any other member of the Group
Any Indebtedness of the Borrower or any other member of the Group is not paid when due or becomes due and payable, or any creditor of the Borrower or any other member of the Group becomes entitled to declare any such Indebtedness due and payable prior to the date when it would otherwise have become due, or any guarantee or indemnity given or any obligation or covenant undertaken or agreement made by the Borrower or any other member of the Group in respect of Indebtedness is not honoured when due.
For the avoidance of doubt for the purpose of this clause 9.04 "Indebtedness" shall exclude Indebtedness owing under this Agreement and/or the other Security Documents; or
9.05. Events affecting the Security Documents
(a) This Agreement or any of the other Security Documents shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect, or if the validity or enforceability of any of the Security Documents shall at any time and for any reason be contested by any party thereto (other than the Bank), or if any such party shall deny that it has any, or any further, liability thereunder or it becomes impossible or unlawful for the Borrower to fulfill any of its covenants and obligations contained in this Agreement or any of the Security Documents or for the Bank to exercise the rights vested in it thereunder or otherwise; or
(b) Any consent, authorization, license or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by the Borrower to authorize or otherwise in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of this Agreement and/or any of the Security Documents or the performance by the Borrower of its obligations under this Agreement and/or any of the Security Documents is modified in a manner unacceptable to the Bank or is not granted or is revoked or terminated or expires and is not renewed or otherwise ceases to be in full force and effect; or
(c) Any Encumbrance in respect of any of the property (or part thereof) which is the subject of the Security Documents (or any of them) is enforced; or
9.06. Events concerning the Security Parties
(a) Any Security Party (other than the Borrower) fails to pay any sum due from it under this Agreement and/or any of the Security Documents when due, or, in the case of any sum payable on demand, within three (3) Banking Days of demand; or
(b) Any Security Party (other than the Borrower) fails to observe and perform any one or more of the covenants, terms or obligations contained in this Agreement (including Schedule 1) and/or the other Security Documents relating to the Insurances; or
(c) Any Security Party (other than the Borrower) commits any breach of or omits to observe any of the covenants, terms, obligations or undertakings expressed to be assumed by it under this Agreement and/or any of the Security Documents (other than failure to pay any sum when due or to observe or perform obligations relating to the Insurances) and, in respect of any such breach or omission which in the opinion of the Bank is capable of remedy, such action as the Bank may require shall not have been taken within seven (7) days of the Bank notifying the relevant Security Party, of such required action to remedy the breach or omission; or
(d) Any representation or warranty made or deemed to be made or repeated by or in respect of any Security Party (other than the Borrower) in or pursuant to this Agreement or any of the other Security Documents or in any notice, certificate or statement referred to in or delivered under this Agreement or any of the other Security Documents is or proves to have been incorrect in any material respect; or
(e) Any of the events referred to in Clauses 9.02 to 9.05 occurs (amended as appropriate) in relation to any Security Party (other than the Borrower); or
(f) Any of the events specified in Clauses 9.02 to 9.05 occurs (amended as appropriate) with respect to any member of the Group which is not a Security Party and, in the sole opinion of the Bank, the ability of the Security Parties (or any of them) to perform all or any of their obligations under, or otherwise to comply with the terms of this Agreement and the other Security Documents may be materially and adversely affected thereby.
9.07. Environmental Events
(a) Any Security Party and/or any other Relevant Party and/or any of their respective Environmental Affiliates fails to comply with any Environmental Law or any Environmental Approval or the Vessel or any other Relevant Ship is involved in any incident which gives rise or which may give rise to any Environmental Claim, if in any such case, such non compliance or incident or the consequences thereof could (in the opinion of the Bank) reasonably be expected to have a material adverse effect on the business assets, operations, property or financial condition of the Borrower or any other Security Party or on the security created by any of the Security Documents; or
(b) any Security Party or any other person fails or omits to comply with any requirements of the protection and indemnity association or other insurer with which the Vessel is entered for insurance or insured against protection and indemnity risks (including oil pollution risks) to the effect that any cover (including without limitation, liability for Environmental Claims arising in jurisdictions where the Vessel operate or trade) is or may be liable to cancellation, qualification or exclusion at any time.
9.08. Consequences of Default
(i) The Bank may without prejudice to any other rights of the Bank, at any time after the happening of an Event of Default:
(a) by notice to the Borrower declare that the obligation of the Bank to make the Commitment available shall be terminated, whereupon the Commitment shall be reduced to zero forthwith; and/or
(b) by notice to the Borrower declare that the Loan and all interest and commitment commission accrued and all other sums payable under this Agreement and the other Security Documents have become due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable without any further diligence, presentment, demand of payment, protest or notice which are expressly waived by the Borrower; and/or
(c) withdraw the declaration contained in the notice under sub-clauses (a) and (b) above with effect from the date specified in such notice.
(ii) (Enforcement). The Bank may, at any time after the occurrence of an Event of Default put into force and exercise all or any of the rights, powers and remedies under this Agreement and/or under any other Security Documents in its own name and behalf.

9.09. (Proof of Default). It is agreed that (i) the non-payment of any sum of money in time will be proved conclusively by mere passage of time and (ii) the occurrence of this (non payment) and any other Event of Default shall be proved conclusively by a mere written statement of the Bank (save for manifest error) which (statement) shall be conclusive, binding and full evidence for the Borrower but the Borrower shall be allowed to rebut such evidence by any means of evidence save for witnesses.
9.10. (Conversion of Loan in case of Default). It is hereby agreed that in the event the Borrower is in default of payment of any amount to the Bank for more than six (6) months and the Bank has given or intends to give the notice under clause 9.08 (b), the Bank is entitled (but not obliged) to convert to Euros any and/or all sums owing to the Bank and/or the Swap Provider under this Agreement, the Master Swap Agreement and the other Security Documents.

10. INDEMNITIES - EXPENSES
10.01. (Indemnity). The Borrower shall on demand (and it is hereby expressly undertaken by the Borrower to) indemnify the Bank, without prejudice to any of the other rights of the Bank under any of the Security Documents, against any loss or expense which the Bank shall certify as sustained or incurred as a consequence of (i)any default in payment by any of the Security Parties of any sum under any of the Security Documents when due, (ii)the occurrence of any Event of Default, (iii)any prepayment of the Loan or part thereof being made under Clauses 3.06, 4.03, 8.05(c) or 12 or any other repayment of the Loan or part thereof being made otherwise than on an Interest Payment Date relating to the part of the Loan prepaid or repaid or (iv)any drawdown not being made for any reason (excluding any default by the Bank) after a Drawdown Notice has been given, including, in any such case, but not limited to, any loss or expense sustained or incurred in maintaining or funding the Loan or any part thereof or in liquidating or re-employing deposits from third parties acquired to effect or maintain the Loan or any part thereof.
It is hereby agreed, however, that in case of application of Clauses 4.02 and 4.03 hereof, the Borrower will indemnify the Bank in respect of interest breakage costs (if any) but not in respect of the interest margin on the amount prepaid for the balance of any then current interest period.
10.02. (Expenses). The Borrower shall (and it is hereby expressly undertaken by the Borrower) pay to the Bank on demand:
a)	(Initial and Amendment expenses) all expenses (including legal, printing and out-of-pocket expenses) incurred by the Bank in connection with the negotiation, preparation and execution of this Agreement and the other Security Documents and of any amendment or extension of or the granting of any waiver or consent under this Agreement and/or any of the Security Documents and/or in connection with any proposal by the Borrower to constitute additional security pursuant to Clause 8.05(c), whether any such security shall in fact be constituted or not;
b)	(Enforcement expenses) all expenses (including legal and out-of-pocket expenses) incurred by the Bank in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under, this Agreement and/or any of the other Security Documents, or otherwise in respect of the moneys owing under this Agreement and/or any of the other Security Documents or the contemplation or preparation of the above, whether they have been effected or not; and
c)	(Other expenses) any and all other Expenses as defined in Clause 1.02.
d)	the legal costs of the Bank's appointed lawyer, in respect of the preparation of this Agreement and the other Security Documents as well as the legal costs of the foreign lawyers (if these are available) in respect of the registration of the Security Documents or any search or opinion given to the Bank in respect of the Security Parties or the Vessel or the Security Documents. The said legal costs to be due and payable on the date of drawdown.
All expenses payable pursuant to this Clause 10.02 shall be paid together with Value Added Tax (if any) thereon.
10.03. (Stamp duty). The Borrower shall (and it is hereby expressly undertaken by the Borrower to) pay any and all stamp, registration and similar taxes or charges (including those payable by the Bank) imposed by governmental authorities in relation to this Agreement and any of the other Security Documents, and shall indemnify the Bank against any and all liabilities with respect to, or resulting from delay or omission on the part of the Borrower to pay such stamp taxes or charges.
10.04. (Environmental Indemnity). The Borrower shall indemnify the Bank on demand and hold the Bank harmless from and against all costs, expenses, payments, charges, losses, demands, liabilities,

actions, proceedings (whether civil or criminal) penalties, fines, damages, judgements, orders, sanctions or other outgoings of whatever nature which may be suffered, incurred or paid by, or made or asserted against the Bank at any time, whether before or after the repayment in full of principal and interest under this Agreement, relating to, or arising directly or indirectly in any manner or for any cause or reason out of an Environmental Claim made or asserted against the Bank.
10.05. (Currencies). If any sum due from the Borrower under any of the Security Documents or any order or judgment given or made in relation hereto has to be converted from the currency (the "first currency") in which the same is payable under the relevant Security Document or under such order or judgment into another currency (the "second currency") for the purpose of (i)making or filing a claim or proof against the Borrower or any other Security Party, as the case may be, (ii)obtaining an order or judgment in any court or other tribunal or (iii)enforcing any order or judgment given or made in relation to any of the Security Documents, the Borrower shall (and it is hereby expressly undertaken by the Borrower to) indemnify and hold harmless the Bank from and against any loss suffered as a result of any difference between (a)the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b)the rate or rates of exchange at which the Bank may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. Any amount due from the Borrower under this Clause 10.05 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of any of the Security Documents, and the term "rate of exchange" includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.
10.06. (Maintenance of the Indemnities). The indemnities contained in this Clause 10 shall apply irrespective of any indulgence granted to the Borrower or any other party from time to time and shall continue to be in full force and effect notwithstanding any payment in favour of the Bank and any sum due from the Borrower under this Clause 10 will be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under any one or more of this Agreement, the other Security Documents and any other documents executed pursuant hereto or thereto.
10.07. (Communications Indemnity). It is hereby agreed in connection with communications that:
a)	Express authority is hereby given by the Borrower to the Bank to accept (at the sole discretion of the Bank) all tested or untested communications given by facsimile, cable or otherwise, regarding any or all of the notices, requests, instructions or other communications under this Agreement, subject to any restrictions which may be imposed by the Bank relating to such communications including, without limitation (if so required by the Bank), the obligation to confirm such communications by letter.
b)	The Borrower shall recognise any and all of the said notices, requests, instructions or other communications as legal, valid and binding, when these notices, requests, instructions or communications come from the fax number mentioned in Clause 13.09 or any other fax number usually used by it or its managing company.
c)	The Borrower hereby assumes full responsibility for the execution of the said notices, requests, instructions or communications by the Bank and promises and recognises that the Bank shall not be held responsible for any loss, liability or expense that may result from such notices, requests, instructions or other communications, except in cases of gross negligence or wilful misconduct by the Bank. It is hereby undertaken by the Borrower to indemnify in full the Bank from and against all actions, proceedings, damages, costs, claims, demands, expenses and any and all direct and/or indirect losses which the Bank or any third party may suffer, incur or sustain by reason of the Bank following such notices, requests, instructions or communications, except in cases of gross negligence or wilful misconduct by the Bank.

d)	With regard to notices, requests, instructions or communications issued by electronic and/or mechanical processes (e.g. by facsimile), the risk of equipment malfunction, including, without limitation, transmission errors, omissions and distortions is assumed fully and accepted by the Borrower, except in cases of gross negligence or wilful misconduct by the Bank.
e)	The risks of misunderstandings and errors of notices, requests, instructions or communications being given as mentioned above, are for the Borrower and the Bank will be indemnified in full pursuant to this Clause 10.
f)	The Bank shall have the right to ask the Borrower to furnish any information the Bank may require to establish the authority of any person purporting to act on behalf of the Borrower for these notices, requests, instructions or communications but it is expressly agreed that there is no obligation for the Bank to do so. The Bank shall be fully protected in, and the Bank shall incur no liability to the Borrower for acting upon the said notices, requests, instructions or communications which were believed by the Bank in good faith to have been given by the Borrower or by any of their authorised representative(s).
g)	It is undertaken by the Borrower to safeguard the function and the security of the electronic and mechanical appliance(s) such as fax(es), as well as the code word list, if any, and to take adequate precautions to protect it from loss and to prevent its terms becoming known to any persons not directly concerned with its use. The Borrower shall hold the Bank harmless and indemnified from all claims, losses, damages and expenses which the Bank may incur by reason of the failure of the Borrower to comply with the obligations under this Clause and/or this Agreement.
h)	The Bank may at any time, without disclosing to the Borrower the reason (and such discretion of the Bank is expressly admitted by the Borrower hereby) refuse to execute the notices, requests, instructions or communications of the Borrower, or any part thereof given by fax without incurring any responsibility for loss, liability or expense arising out of such refusal.
10.08. (Central Bank or European Central Bank reserve requirements indemnity). The Borrower shall on demand promptly indemnify the Bank against any cost incurred or loss suffered by the Bank as a result of its complying with the minimum reserve requirements of the European Central Bank and/or with respect to maintaining required reserves with the relevant national central bank to the extent that such compliance relates to the Commitment or the Loan or part thereof or deposits obtained by it to fund or maintain the whole or part of the Loan.

11. SECURITY AND SET-OFF
11.01. (Securities). As security for the due and punctual repayment of the Loan and payment of interest thereon as provided in this Agreement, the Master Swap Agreement and of all other Outstanding Indebtedness, the Borrower shall ensure and procure that the following Security Documents are duly executed and, where required, registered in favour of the Bank in form and substance satisfactory to the Bank at the time specified herein or otherwise as required by the Bank and ensure that such security consists of:
a)	Duly registered first priority maritime mortgage over the Vessel accompanied by deed of covenants as appropriate on the basis of the provisions of the applicable law providing the highest degree of security for the Bank (the "Mortgage");
b)	First priority general assignment of all the Insurances and Earnings and Requisition Compensation of the Vessel in form and substance satisfactory to the Bank and respective notices of assignment (the "Assignment of Insurances and Earnings");
c)	First priority specific assignment of the New Approved Charter in form and substance satisfactory to the Bank and respective notice of assignment and acknowledgement by the Approved Charterer in form and substance satisfactory to the Bank (the "Assignment of Charter");
d)	The Corporate Guarantee;
e)	A first priority pledge on the Earnings Account as per Clause 11.06 in form and substance satisfactory to the Bank (the "Earnings Account Pledge");
f)	A first priority pledge on the Cash Collateral Account as per Clause 11.06 (a) in form and substance satisfactory to the Bank (the "Cash Collateral Account Pledge");
g)	The Manager's Undertaking;
h)	The New DSI Assignment of Insurances.
11.02. (Maintenance of Securities). It is hereby undertaken by the Borrower that the Security Documents shall both at the date of execution and delivery thereof and so long as any moneys are owing and/or due under this Agreement or under the other Security Documents be valid and binding obligations of the respective Security Parties thereto and rights of the Bank enforceable in accordance with their respective terms and that they will, at the expense of the Borrower, execute, sign, perfect and do any and every such further assurance, document, act, omission or thing as in the opinion of the Bank may be necessary or desirable for perfecting the security contemplated or constituted by the Security Documents.
11.03. (Application of funds). All moneys received by the Bank under or pursuant to any of the Security Documents shall be applied by the Bank in the following manner:
a)	firstly in or towards payment of Expenses and all sums other than principal or interest which may be due to the Bank under this Agreement and the Security Documents or any of them at the time of application;
b)	secondly in or towards any default interest;
c)	thirdly in or towards any arrears of interest due in respect of the Loan or any part thereof;
d)	fourthly in or towards repayment of the Loan whether the same is due and payable or not;

e)	fifthly sums owing to the Bank under the Master Swap Agreement, the Master Agreement Security Deed any other documents executed or to be executed pursuant to such documents;
f)	sixthly the surplus (if any) shall be paid to the Borrower, or to whomsoever else shall be entitled thereto.
11.04. (Set off). (a) Express authority is hereby given by the Borrower to the Bank without prejudice to any of the rights of the Bank at law contractually or otherwise, at any time and without notice to the Borrower:
(i) to apply any credit balance standing upon any account of the Borrower with any branch of the Bank and in whatever currency in or towards satisfaction of any sum due to the Bank from the Borrower under this Agreement and/or any of the other Security Documents;
(ii) in the name of the Borrower and/or the Bank to do all such acts and execute all such documents as may be necessary or expedient to effect such application; and
(iii) to combine and/or consolidate all or any accounts in the name of the Borrower with the Bank.
For all or any of the above purposes authority is hereby given to the Bank to purchase with the monies standing to the credit of any such account or accounts such other currencies as may be necessary to effect such application. The Bank shall not be obliged to exercise any right given by this Clause.
(b) Without limiting the generality of Bank's right of set-off under sub-clause (a) above, upon the occurrence of an Enforcement Event, whether through the operation of netting or set off or otherwise, the obligations of: (i) the Account Branch of the Bank to repay to the Borrower all the funds deposited in the Cash Collateral Account (regardless of any fixed interest period); and (ii) the Borrower to pay or repay the Loan to the Bank, are automatically accelerated and become immediately due and expressed as obligations to pay and an account is taken of what is due from each party to the other in respect of such obligations and the net sum equal to the balance of the account is payable by the party from whom the larger amount is due to the other party ("Close Out Netting").
(c) Clause 11.04(b) shall apply mutatis mutandis in respect of any amount standing to the Earnings Account.
11.05. (Earnings Account).
(a) The Borrower shall procure that all moneys payable in respect of the Earnings of the Vessel shall be paid to the Earnings Account free from Encumbrances (save for Encumbrances in favour of the Bank).
(b) Subject to Clause 11.04 (c), until the occurrence of an Event of Default (whereupon the provisions of the Earnings Account Charge shall apply), subject to compliance with the payment obligations under this Agreement and the Master Swap Agreement and subject to no Event of Default having occurred, moneys for the time being credited to the Earnings Account may be available to the Borrower and (subject as aforesaid) may be withdrawn from the Earnings Account to be used for any purpose not inconsistent with the Borrower other obligations' under this Agreement. The Borrower shall not be entitled to draw from the Earnings Account if an Event of Default has occurred.
(c) The Borrower, at its own costs and expenses, undertakes with the Bank to comply with or cause to be complied with any written requirement of the Bank from time to time as to the location or re-location of the Earnings Account and will from time to time enter into such documentation as the Bank may require in order to create or maintain a security interest in the Earnings Account.
(d) Subject to Clause 11.04 (c), upon the occurrence of an Event of Default or at any time thereafter (if the Event of Default is continuing) the Bank shall be entitled to set off and apply all sums standing to the credit of the Earnings Account and accrued interest (if any) without notice to the Borrower in the manner specified in Clause 11.03 (and express and irrevocable authority is hereby given by the Borrower to the Bank so to set off and apply the same and the Bank shall be released to the extent of such set off and application).
(e) The Borrower shall not assign, transfer or suffer any Encumbrance to arise over the whole or any part of the Earnings Account (other than pursuant to the Earnings Account Charge).
11.06. (Security Financial Collateral Arrangements).
(a) For so long as any moneys are owing under this Agreement, the Borrower may freely credit the Cash Collateral Account with moneys in an amount equal to or less than the amount of the Loan provided always that the balance shall not be less than Dollars Five Hundred Thousand ($500,000) at any time.
(b) A first priority pledge shall be granted or (as the context may require) has been granted by the Borrower, as collateral provider, in favour of the Bank, as collateral taker, over all monies credited to the Cash Collateral Account and over all claims of the Borrower thereunder, in form and substance satisfactory to the Bank (the "Cash Collateral Pledge").
(c) Any amount owing under this Agreement and the Master Swap Agreement or any other Security Document (whether in respect of costs, interest, principal or otherwise) when due and payable in accordance with their respective terms (whether by acceleration or otherwise) shall be paid out of the monies funds deposited with the Cash Collateral Account by way of set off and the Borrower hereby expressly authorizes the Bank to so apply such funds.
(d) The period(s) for the moneys deposited with the Cash Collateral Account shall be so fixed as to allow the application provided in sub-paragraph (c) above.
(e) Notwithstanding the Cash Collateral Pledge prior to and until the occurrence of an Enforcement Event (whereupon the provisions of the Cash Collateral Pledge and sub-clause (b) of Clause 11.04 shall apply) and prior to and until the occurrence of an Event of Default, monies for the time being credited to the Cash Collateral Account are freely available to the Borrower and may be withdrawn from the Cash Collateral Account in accordance with its terms.
(f) For the avoidance of doubt, it is agreed that moneys paid or to be paid to the Earnings Account as per Clause 11.05 are not part of the Cash Collateral Account.
(g) The Borrower shall not assign, transfer or suffer any Encumbrance (other than the Cash Collateral Pledge) over the whole or any part of the Cash Collateral Account.
(h) The provisions of this Clause 11.06 are without prejudice to any other rights of the Bank under this Agreement, the ISDA Master Agreement and/or any other Security Document or under law.
11.07. (Variation to the Margin).
Without prejudice to the rights of the Bank under clause 12, it is agreed that, if as a result of any change in, or in the interpretation or application of, or the introduction of, any law or any regulation, request or requirement (whether or not having the force of law, but, if not having the force of law, with which the Bank habitually complies), including (without limitation) those relating to capital adequacy, liquidity, reserve assets, cash ratio deposits and special deposits, is to (a)reduce the Bank's rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to the Bank's obligations under any of the Security Documents; or (b)require the Bank to make a payment or forego a return on or calculated by reference to any amount received or receivable by the Bank under any of the Security Documents; or (c)require the Bank to incur or sustain a loss (including a loss of future profits) by reason of being obliged to deduct all or part of the Loan from its capital for regulatory purposes, then and in each such case:
(a) the Bank shall notify the Borrower in writing of such event promptly upon its becoming aware of the same; and
(b) with effect from the then immediately forthcoming Interest Period:
(i) the split Margin as provided in the definition of Margin in clause 1.02 shall cease;
(ii) the Margin to be applied to the whole of the Loan thereafter shall be two point fifty per cent (2.50%) per annum;
(iii) the definition of "Margin" shall be amended to mean two point fifty per cent (2.50%) per annum;
11.08. (Additional Provisions relating to the Master Swap Agreement).
(a) (Swap transactions). If, at any time during the term of the Loan, the Borrower wishes to enter into interest rate swap transactions so as to hedge all or any part of its exposure under this Agreement relating to the Loan to interest rate fluctuations, it shall advise the Bank in writing. Any such swap transaction shall be concluded with the Swap Provider under the Master Swap Agreement provided however that no such swap transaction shall be concluded unless the Bank first agrees to it in writing. For the avoidance of doubt, it is hereby agreed and acknowledged by the Borrower that the Swap Provider, by the mere execution by it of this Agreement and the Master Swap Agreement, has no obligation (express or implied) whatsoever to enter into any such derivative transaction with the Borrower and any such transactions and terms thereof would be subject to the Swap Provider's prior independent approval and agreement in writing. If and when any such swap transaction has been concluded, it shall constitute a Designated Transaction, and the Borrower shall sign a Confirmation with the Swap Provider and the following provisions will apply in addition to the terms of the Master Swap Agreement. The Borrower will not be entitled to enter into any such swap transaction with any other bank unless the Swap Provider has first declined to approve or consider entering into any such transaction.
(b) (Security). The obligations of the Borrower and any and all amounts to be due under the Master Swap Agreement will be secured on a pari passu basis with the obligations of the Borrower under this Agreement. Further, the Borrower hereby undertakes, at its expense, to execute, sign, perfect, do and (if required) register every such security, document, act or thing (all in form and substance satisfactory to the Swap Provider) as in the opinion of the Swap Provider may be necessary for the entering into or the continuing of a Transaction under the Master Swap Agreement.
(c) (Reduction of the notional amounts). The notional amount(s) under the Master Swap Agreement shall be reduced proportionally with the reduction of the Loan pursuant to the terms of this Agreement.
(d) (Bank's rights in case of partial drawdown of the Commitment). If for any reason the Commitment partly or wholly is not drawn down under this Agreement but nonetheless a Designated Transaction has been entered into under the Master Swap Agreement then, subject to sub-clause (f) the Swap Provider shall be entitled but not obliged to amend, supplement, cancel, net out, terminate, liquidate, transfer or assign all or any part of the rights, benefits and obligations created by the Master Swap Agreement and/or to obtain or re-establish any hedge or related trading position in any manner and with any person the Swap Provider in its sole discretion decides, and in the event of the Bank exercising any part of its entitlement aforesaid the Borrower's continuing obligations under the Master Swap Agreement shall, unless agreed otherwise by the Swap Provider, be calculated so far as the Bank considers it practicable by reference to the repayment schedule for the Loan taking into account the fact that less than the full amount of the Loan has been advanced.

 (e) (Bank's rights in case of prepayment of the Loan). In the case of a prepayment of all or part of the Loan then, subject to sub-clause (f), the Swap Provider shall be entitled but not obliged to amend, supplement, cancel, net out, transfer or assign all or such part of the rights, benefits and obligations created by the Master Swap Agreement which equate to the part of the Loan so prepaid and/or to obtain or re-establish any hedge or related trading position in any manner and with any person the Swap Provider in its sole discretion decides, and in the case of a partial prepayment and the Swap Provider exercising any part of its entitlement as aforesaid the Borrower's continuing obligations under the Master Swap Agreement shall, unless agreed otherwise by the Bank, be calculated so far as the Swap Provider considers it practicable by reference to the amended repayment schedule for the Loan taking account of the fact that less than the full amount of the Loan remains outstanding.
(f) (Maintenance of a Transaction in case of prepayment or in case of no drawdown of an Advance -Additional Security).
(i) If less than the full amount of the Loan remains outstanding following a prepayment under this Agreement (which includes a prepayment in full of the Loan to zero) and the Bank in its sole discretion agrees, following a written request of the Borrower, that the Borrower may be permitted to maintain all or part of a Designated Transaction in any amount not wholly matched with or linked to all or part of the Loan, the Borrower shall within ten (10) days of being notified by the Swap Provider of such requirement either (i) provide the Swap Provider with, or procure the provision to the Swap Provider of, such additional security as shall in the opinion of the Swap Provider be adequate to secure the performance of such Designated Transaction, which additional security shall take such form, be constituted by such documentation, and be entered into between such parties, as the Swap Provider in its sole discretion may approve or require, and each document comprising such additional security shall constitute a Credit Support Document (as defined in the Master Swap Agreement); or (ii) reverse, offset, unwind or otherwise terminate wholly or partially the continuing Designated Transactions so that the aggregate notional amount of the continuing Designated Transactions thereafter remaining does not and will not in the future (taking into account the scheduled amortisation) exceed the amount of the Loan as reducing from time to time;
(ii) If a Designated Transaction has been entered into but no Advance, in case that the Commitment has been agreed to be drawn in Advances, is drawn down under this Agreement and the Swap Provider in its sole discretion agrees, following a written request of the Borrower, that the Borrower may be permitted to maintain all or part of a Designated Transaction, the Borrower shall within ten (10) days of being notified by the Swap Provider of such requirement either: (i) provide the Swap Provider with, or procure the provision to the Swap Provider of, such additional security as shall in the opinion of the Swap Provider be adequate to secure the performance of such Designated Transaction, which additional security shall take such form, be constituted by such documentation, and be entered into between such parties, as the Swap Provider in its absolute discretion may approve or require, and each document comprising such additional security shall constitute a Credit Support Document (as defined in the Master Swap Agreement); or (ii) reverse, offset, unwind or otherwise terminate wholly or partially the continuing Designated Transactions so that the aggregate notional amount of the continuing Designated Transactions thereafter remaining does not and will not in the future (taking into account the scheduled amortisation) exceed the amount of the Loan as reducing from time to time;
(g) (Indemnity). The Borrower shall on the first written demand of the Swap Provider indemnify the Bank in respect of all losses, costs and expenses (including, without limitation, legal expenses) incurred or sustained by the Swap Provider as a consequence of or in relation to the effecting of any matters or transactions referred to in sub-clauses (c), (d) and (e).

(h) (Payment in case of Early Termination). Without prejudice to or limitation of the obligation of the Borrower under sub-clause (g), in the event that the Swap Provider exercises any of its rights under sub-clauses (c) and (d) and such exercise results in all or part of a Designated Transaction being terminated, such termination shall be treated under the Master Swap Agreement in the same manner as if it were a Terminated Transaction (as defined in Section 14 of the Master Swap Agreement) effected by the Swap Provider after an Event of Default by the Borrower, and, accordingly, the Swap Provider shall be permitted to recover from the Borrower a payment for Early Termination calculated in accordance with the provisions of section 6(e)(i) of the Master Swap Agreement.
(i) (Evidence). It is hereby expressly agreed and admitted by the Borrower that abstracts or photocopies or other reproductions of the books or records of the Bank as well as statements of accounts or a certificate signed by an authorised officer of the Swap Provider shall (save for manifest error) be conclusive evidence and binding on the Borrower of any amount to be due under the Master Swap Agreement, the non payment of any amount and/or the occurrence of any other Event of Default thereunder.
(j) (Additional Events of Default) There shall be an additional Event of Default under this Agreement whenever an Event of Default or Potential Event of Default (in each case as defined in the Master Swap Agreement) has occurred and is continuing with the Borrower as the Defaulting Party (as defined in the Master Swap Agreement) under the Master Swap Agreement or an Early Termination Date has occurred or been or become capable of being effectively designated under the Master Swap Agreement by the Swap Provider or the Master Swap Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason.
(k) (Set off). Express authority is hereby given by the Borrower to the Swap Provider without prejudice to any of the rights of the Swap Provider at law, in equity or otherwise, at any time and without notice to the Borrower (a) to apply any credit balance standing upon any account of the Borrower with any branch of the Swap Provider and in whatever currency in or towards satisfaction of any sum due to the Swap Provider from the Borrower under the Master Swap Agreement The rights conferred on the Swap Provider by this Clause shall be in addition to, and without prejudice to or limitation of, the rights of netting and set off conferred on the Swap Provider by the Master Swap Agreement. The Borrower acknowledge that the Bank shall be under no obligation to make any payment to the Borrower under or pursuant to the Master Agreement if, at the time that payment becomes due, there shall have occurred an Event of Default or a Default, or an Event of Default or Termination Event (as those terms are respectively defined in the Master Swap Agreement).
(l) (Gross Up) For the avoidance of doubt, clause 5.04 does not apply in respect of sums due from the Borrower to the Bank under or in connection with the Master Swap Agreement as to which sums the provisions of section 2(d) (Deduction or Withholding for Tax) of the Master Swap Agreement shall apply.
(m) (Definitions). In this Agreement the following terms or expression shall have the meaning given to them hereinbelow:
"Confirmation" shall have, in relation to any continuing Designated Transaction, the meaning ascribed to it in the Master Swap Agreement;
"Designated Transaction" means a Transaction which is entered into by the Borrower pursuant to the Master Swap Agreement with the Swap Provider as contemplated by sub-clause (a) and for the purpose of hedging Borrower's exposure under this Agreement to fluctuations of LIBOR arising from the funding of the Loan (or any part thereof) for a period expiring no later than the Final Maturity Date for the Loan or the relevant part thereof;
"Early Termination Date" shall have, in relation to any continuing Designated Transaction, the meaning ascribed to it in the Master Swap Agreement;

"Swap Exposure" means, as at any relevant time, the amount certified by the Swap Provider to be the aggregate net amount in Dollars which would be payable by the Borrower to the Swap Provider under (and calculated in accordance with) section 6(e) (Payments on Early Termination) of the Master Swap Agreement if an Early Termination Date had occurred at the relevant time in relation to all continuing Designated Transactions;
"Transaction" has the meaning ascribed thereto in the Master Swap Agreement.

12. UNLAWFULNESS, INCREASED COSTS
12.01. (Unlawfulness). If any change in, or in the interpretation of, or in case of, introduction of or in case of application of any law, regulation or regulatory requirement or any request of any central bank, monetary, regulatory or other authority or any order of any court renders it unlawful or contrary to any such regulation, requirement, request or order for the Bank to advance the Commitment or any Advance as the case may be, or to maintain or fund the Loan, or give effect to its obligations or to claim or receive any amount payable to the Bank under this Agreement, then the Bank may serve written notice on the Borrower declaring its obligations under this Agreement terminated in whole or in part, whereupon the Commitment shall be reduced to zero and the Borrower shall prepay the Loan in accordance with such notice, together with accrued interest thereon to the date of prepayment and all other sums payable by the Borrower under this Agreement and/or the Master Swap Agreement.
12.02. (Increased cost). If as a result of (a) any change in or in the interpretation or application of any law, including (but not limited) any Capital Adequacy Law, regulation or official directive (whether or not having the force of law) by any governmental authority in any country the laws or regulations of which are applicable on the Bank including, without limitation, any central bank, the Bank International Settlements (BIS) or other competent authority or international convention, or (b)compliance by the Bank with any request from any applicable fiscal or monetary authority (whether or not having the force of law) or (c)any other set of circumstances affecting the Bank:
(a) the cost to the Bank of making the Commitment or any part thereof or maintaining or funding the Loan is increased; or
(b) the basis of taxation (other than the basis of taxation of the overall net income of the Bank) of payments to the Bank of principal or of interest on any amounts advanced by it is changed; or
(c) any reserve or liquidity requirements are imposed, modified or deemed applicable against assets held by or commitments of deposits in or for the account of, or loans by or commitments of the Bank; or
(d) any other condition is imposed upon the Bank in respect of the transactions contemplated by this Agreement and the other Security Documents; or
(e) generally the overall cost of making the Commitment or any part thereof or maintaining or funding the Loan is increased for the Bank; then the Borrower shall pay to the Bank, from time to time, upon demand, such additional moneys as shall indemnify the Bank for any increased cost, reduction in principal or interest receivable or other foregone return whatsoever.
12.03. (Claim for increased cost). The Bank will promptly notify the Borrower of any intention to claim indemnification pursuant to Clause 12.02 and such notification will, save for manifest error, be a conclusive and full evidence binding on the Borrower as to the amount of any increased cost or reduction and the method of calculating the same and the Borrower shall be allowed to rebut such evidence by any means of evidence save for witness. A claim under Clause 12.02 may be made at any time and must be discharged by the Borrower within seven (7) days of demand. It shall not be a defence to a claim by the Bank under this Clause 12.02 that any increased cost or reduction could have been avoided by the Bank, except in cases of gross negligence or wilful misconduct. Any amount due from the Borrower under Clause 12.02 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Agreement.
12.04. (Option to prepay). If any additional amounts are required to be paid by the Borrower to the Bank by virtue of Clause 12.02, the Borrower shall be entitled, on giving the Bank not less than fourteen (14) days prior notice in writing, to prepay the Loan and accrued interest thereon, together with all other

Outstanding Indebtedness, on the next Repayment Date. Any such notice, once given, shall be irrevocable.

13. MISCELLANEOUS
13.01. Assignment, Participation, Change of Lending Branch
a)	(Binding Effect). This Agreement shall be binding upon and inure to the benefit of the Bank and the Borrower and their respective successors and assigns.
b)	(Assignment by the Borrower). The Borrower and any other parties to the Security Documents may not assign any rights and/or obligations under this Agreement or any of the other Security Documents or any documents executed pursuant to this Agreement and/or the other Security Documents without the prior written consent of the Bank.
c)	(Assignment by the Bank). The Bank may at any time, assign, transfer, or offer participations to other banks or financial institutions or any other person in whole or in part, or in any manner dispose of all or any of its rights and/or obligations arising or accruing under this Agreement or any of the other Security Documents or any documents executed pursuant to this Agreement and/or the other Security Documents. The Bank may disclose to a potential assignee, transferee or participant or to any other person who may propose entering into contractual relations with the Bank in relation to this Agreement such information about the Borrower and the Security Parties as the Bank shall consider appropriate.
d)	(Documentation). If the Bank assigns, transfers or in any other manner grants participation in respect of all or any part of its rights or benefits or transfers all or any of its obligations as provided in this Clause 13.01 the Borrower undertakes, immediately on being requested to do so by the Bank, to enter into and procure that each Security Party enters into such documents as may be necessary or desirable to transfer to the assignee, transferee or participant all or the relevant part of the interest of the Bank in the Security Documents and all relevant references in this Agreement to the Bank shall thereafter be construed as a reference to the Bank and/or assignee, transferee or participant of the Bank to the extent of their respective interests and, in the case of a transfer of all or part of the obligations of the Bank, the Borrower shall thereafter look only to the assignee, transferee or participant in respect of that proportion of the obligations of the Bank under this Agreement assumed by such assignee, transferee or participant. The Borrower hereby expressly consents to any subsequent transfer of the rights and obligations of the Bank and undertakes that it shall join in and execute such supplemental or substitute agreements as may be necessary to enable the Bank to assign and/or transfer and/or grant participation in respect of its rights and obligations to another branch or to one or more banks or financial institutions in a syndicate or otherwise. In case that the circumstances provided for in Clauses 5.03, 5.04, 10.01 and 12 of this Agreement arise in the relations between the Bank and any participant to which the Bank may offer participation, the Borrower shall make the relevant payments provided for in the said Clauses 5.03, 5.04, 10.01 and 12 to the Bank for onward payment to the participant.
e)	(Change of Lending Branch). The Bank shall be at liberty to transfer the Loan to any branch or branches, and upon notification of any such transfer, the word "Bank" in this Agreement and in the other Security Documents shall mean the Bank, acting through such branch or branches and the terms and provisions of this Agreement and of the other Security Documents shall be construed accordingly.
13.02. (Cumulative Remedies). The rights and remedies of the Bank contained in this Agreement and the other Security Documents are cumulative and not exclusive of each other nor of any other rights or remedies conferred by law.
13.03. (Waivers). No delay or omission by the Bank to exercise any right, remedy or power vested in the Bank under this Agreement and/or the other Security Documents or by law shall impair such right or power, or be construed as a waiver of, or as an acquiescence in any default by the Borrower and/or` any of the Guarantors, nor shall any single or partial exercise by the Bank of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. In the event of the Bank on any occasion agreeing to waive any such right, remedy or power, or consent to any departure from the strict application of the provisions of this Agreement or of any Security Document, such waiver shall not in any way prejudice or affect the powers conferred upon the Bank under this Agreement and the other Security Documents or the right of the Bank thereafter to act strictly in accordance with the terms of this Agreement and the other Security Documents. No modification or waiver by the Bank of any provision of this Agreement or of any of the other Security Documents nor any consent by the Bank to any departure therefrom by any Security Party shall be effective unless the same shall be in writing and then shall only be effective in the specific case and for the specific purpose for which given. No notice to or demand on any such party in any such case shall entitle such party to any other or further notice or demand in similar or other circumstances.
13.04. (Integration of Terms). This Agreement contains the entire agreement of the parties and its provisions supersede the provisions of the Commitment Letter (save for the provisions thereof which relate to fees) and any and all other prior correspondence and oral negotiation by the parties in respect the matters regulated by this Agreement.
13.05. (Amendments). This Agreement and any other Security Documents shall not be amended or varied in their respective terms by any oral agreement or representation or in any other manner other than by an instrument in writing of even date herewith or subsequent hereto executed by or on behalf of the parties hereto or thereto.
13.06. (Invalidity of Terms). In the event of any provision contained in any one or more of this Agreement, the other Security Documents and any other documents executed pursuant hereto or thereto being invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction whatsoever, such provision shall be ineffective as to that jurisdiction only without affecting the remaining provisions hereof or thereof. If, however, this event becomes known to the Bank prior to the drawdown of the Commitment or of any part thereof the Bank shall be entitled to refuse drawdown until this discrepancy is remedied. As for the rest, the provisions of Article 181 of the Civil Code will be applicable, but in case that the invalidity of apart results in the invalidity of the whole agreement, it is hereby agreed that there will exist a separate obligation of the Borrower for the prompt payment to the Bank of all the Outstanding Indebtedness. Where, however, the provisions of any such applicable law may be waived, they are hereby waived by the parties hereto to the full extent permitted by that law to the intent that this Agreement, the other Security Documents and any other documents executed pursuant hereto or thereto shall be deemed to be valid binding and enforceable in accordance with their respective terms.
13.07. (Inconsistency of Terms). In the event of any inconsistency between the provisions of this Agreement and the provisions of a Security Document the provisions of this Agreement shall prevail.
13.08. Language and genuineness of documents
a)	(Language). All certificates, instruments and other documents to be delivered under or supplied in connection with this Agreement or any of the other Security Documents shall be in the Greek or the English language (or such other language as the Bank shall agree) or shall be accompanied by a certified Greek translation upon which the Bank shall be entitled to rely.
b)	(Certification of documents). Any copies of documents delivered to the Bank shall be duly certified as true, complete and accurate copies by appropriate authorities or legal counsel practicing in Greece or otherwise as it will be acceptable to the Bank at the sole discretion of the Bank.
c)	(Certification of signature). Signatures on Board or shareholder resolutions, Secretary's certificates and any other documents are, at the discretion of the Bank, to be verified for their genuineness by appropriate Consul or other competent authority.

13.09. (Notices). Every notice, request, demand or other communication under this Agreement or, unless otherwise provided therein, any of the Security Documents shall:
a)	be in writing delivered personally or by first-class prepaid letter (airmail if available), or cable or shall be served through a process server or subject to Clause 10.07 by fax;
b)	be deemed to have been received, subject as otherwise provided in this Agreement or the relevant Security Document, in the case of fax, at the time of dispatch as per transmission report (provided that if the date of despatch is not a business day in the country of the addressee it shall be deemed to have been received at the opening of business on the next such business day) and in the case of a cable 24 hours after despatch and in the case of a letter when delivered or served personally or five (5) days after it has been put into the post; and
c)	be sent:
(1)	if to be sent to any Security Party, to c/o Diana Shipping Services S.A. Pendelis 16 Palaio Faliro 175 64 Athens Greece Fax no: +30 210 942 4975 Attention: Mr Andreas-Nikolaos Michalopoulos

(2)
if to be sent to the Bank, to
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
9, Quai du Président Paul Doumer,
92920 Paris, La Défense cedex,
France

Fax no: +(33) 141 89 29 87
Attn: Shipping Department

or to such other person, address, fax number as is notified by the relevant Security Party or the Bank (as the case may be) to the other parties to this Agreement and, in the case of any such change of address, fax number notified to the Bank, the same shall not become effective until notice of such change is actually received by the Bank and a copy of the notice of such change is signed by the Bank.
13.10. (Process Agent). Mr. Panagiotis Spathis, son of Athanasios, Attorney at Law, of 10, Olympias Street, Nikea, Greece is hereby appointed by the Borrower as Agent in Greece to accept service (hereinafter the "Greek Process Agent") upon whom any judicial process may be served and any notice, request, demand or other communication under this Agreement or any of the Security Documents. In the event that the Greek Process Agent (or any substitute process agent notified to the Agent in accordance with the foregoing) cannot be found at the address specified above (or, as the case may be, notified to the Agent), which will be conclusively proved by the affidavit of a process server to that effect, the authority of the Greek Process Agent as agent to accept service shall be deemed to have ceased and service of documents may be effected in accordance with the procedure provided by the relevant law. In case, however, that such Greek Process Agent is found at any other address, the Bank shall have the right to serve the documents either on the Greek Process Agent at such address or in accordance with the procedure provided by the relevant law.

13.11. (Confidentiality).
a)	Each of the parties hereto agree and undertake to keep confidential any documentation and any confidential information concerning the business, affairs, directors or employees of the other which comes into its possession during this Agreement and not to use any such documentation, information for any purpose other than for which it was provided.
b)	The Borrower acknowledges and accepts that the Bank may be required by law or that it may be appropriate for the Bank to disclose information and deliver documentation relating to the Borrower and the transactions and matters in relation to this Agreement and/or the other Security Documents to governmental or regulatory agencies and authorities.
c)	The Borrower acknowledges and accepts that in case of occurrence of any of the Events of Default the Bank may disclose information and deliver documentation relating to the Borrower and the transactions and matters in relation to this Agreement and/or the other Security Documents to third parties including in particular any technical advisors, accountants and legal advisors to the extend that this is necessary for the enforcement or the contemplation of enforcement of the Bank's rights or for any other purpose for which in the opinion of the Bank, such disclosure should be useful or appropriate for the interests of the Bank or otherwise and the Borrower expressly authorises any such disclosure and delivery.
d)	The Borrower acknowledges and accepts that the Bank may be prohibited or it may be inappropriate for the Bank to disclose information to the Borrower by reason of law or duties of confidentiality owed or to be owed to other persons.
13.12. (Law and Jurisdiction).
(a) This Agreement shall be governed by and construed in accordance with English Law.
(b) For the purposes of enforcement in Greece, it is hereby expressly agreed that English law as the governing law of this Agreement will be proved by an affidavit of a solicitor from an English law firm to be appointed by the Agent and the said affidavit shall constitute full and conclusive evidence binding on the Borrower but the Borrower shall be allowed to rebut such evidence save for witness.
(c) For the exclusive benefit of the Bank, the Borrower hereby irrevocably submits to the exclusive jurisdiction of the High Court of Justice in London, England. Further, the Borrower agrees that any summons, writ or other legal process issued against it in England may be served upon Messrs NICOLAOU & CO., Chartered Accountants, currently located at 25 Heath Drive, Potters Bar, Herts, EN6 lEN, United Kingdom (Attention: Mr. Antonis Nicolaou Fax. No. +44 1707 664340, Telephone No. +44 1707 652193 Email: anicolaoul@btinternet.com) (the "Process Agent for English Proceedings") or their successors, who are hereby authorised to accept such service, which shall be deemed to be good service on the Borrower. Provided, however, that the Borrower further agrees that in the event that (i) the Process Agent for English Proceedings close or fail to maintain a business presence in England, or (ii)the Bank, in its sole discretion, shall determine that service of process on the said agent is not feasible or may be insufficient under the Laws of England, then any summons, writ or other legal process issued against it in England may be served upon the Law Debenture Corporation Ltd., currently located at Estate House, 66, Gresham Street, London EC2, or their successors, who are hereby authorised to accept such service, which shall be deemed to be good service on the Borrower. The foregoing shall not limit the right of the Bank to start proceedings in any other country or to serve process in any other manner permitted by law. The Borrower waives any objections which it may have on the grounds of inconvenient forum or otherwise to proceedings being brought in the High Court of Justice, England.

(d) The Borrower shall not commence any proceedings in any country other than England in relation to a matter which arises out of or in connection with this Agreement and/or the Security Documents.
(e) If it is decided by the Bank that any such proceedings should be commenced in any other country, then any objections as to the jurisdiction or any claim as to the inconvenience of the forum is hereby waived by the Borrower and it is agreed and undertaken by the Borrower to instruct lawyers in that country to accept service of legal process and not to contest the validity of such proceedings as far as the jurisdiction of the court or courts involved is concerned and the Borrower agrees that any judgment or order obtained in an English court shall be conclusive and binding on the Borrower and shall be enforceable without review in the courts of any other jurisdiction.
13.13. (Third Party Rights).
A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement
IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed the day and year first above written.

SCHEDULE 1
INSURANCE REQUIREMENTS
This Schedule is an integral part of the Agreement to which it is attached and the Security Documents.
1. DEFINITIONS
1.01. Words and expressions used in this Schedule shall have the meanings given thereto in the agreement to which this Schedule is attached and the following expressions shall have the meanings listed below:
"Approved Brokers" means such firm of insurance brokers, appointed by the Owner, as may from time to time be approved by the Bank in writing for the purposes of this Schedule;
"Excess risks" means the proportion (if any) of claims for general average, salvage and salvage charges and under the ordinary collision clause not recoverable in consequence of the value at which a vessel is assessed for the purpose of such claims exceeding its insured value;
"Insurance Requirements" means all the terms and conditions in this Schedule or any other provision concerning Insurances in any other Clause of the agreement to which this Schedule is attached and all such terms and conditions are an integral part of the agreement to which they are attached;
"Insurances" in respect of a vessel means all policies and contracts of insurance (including, without limitation, all entries of such vessel in a protection and indemnity, war risks or other mutual insurance association) which are from time to time in place or taken out or entered into by or for the benefit of its Owner (whether in the sole name of its Owner or in the joint names of its Owner and the Bank) in respect of such vessel and its earnings or otherwise howsoever in connection with such vessel and all benefits of such policies and/or contracts (including all claims of whatsoever nature and return of premiums);
"Loss Payable Clauses" means the provisions regulating the manner of payment of sums receivable under the Insurances which are to be incorporated in the relevant insurance document, such Loss Payable Clauses to be in the forms set out in paragraph 4 of this Schedule, or such other form as the Bank may from time to time agree in writing;
"Owner" means the owner of a vessel which should be insured and be maintained insured pursuant to these Insurance Requirements in accordance with any agreement to which these Insurance Requirements are attached;
"Protection and indemnity risks" means the usual risks (including oil pollution and freight, demurrage and defence cover) covered by a protection and indemnity association that is a member of the International Group of Protection and Indemnity Associations including the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation therein of clause 8 of the Institute Time Clauses (Hulls) (1/11/95) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision);
"War risks" includes the risk covered by the standard form of English marine policy with Institute War and Strikes Clauses Hulls-Time (1/11/95) attached or similar cover.

2. INSURANCES TO BE EFFECTED AND MAINTAINED
2.01. The insurance which must be effected and maintained in accordance with the provisions of the agreement to which these Insurance Requirements are attached should be in the name of the Owner and as follows:
a. Hull and Machinery
insurance against fire and usual marine risks on an agreed value basis, on a full cover/all risks basis according to English, American [or Norwegian] Hull Clauses with a reasonable deductible and upon such terms as shall from time to time be approved in writing by the Bank; and
b. War Risks Insurance
 insurance against War risks according to the London Institute War Clauses or equivalent, on an agreed value basis attaching also the so called war protection clauses including liabilities in respect of pollution and damage to cargo. In this case crew war liabilities insurance shall also have to be effected separately; and
c. Increased Value
increased value insurance (Total Loss only, including Excess Liabilities) as per the applicable English, American Institute [or Norwegian] Clauses (Disbursement/Increased Value/ Excess Liabilities) up to an amount not exceeding the Insurance Amount specified in Clause 3.03 below; and
d. Protection and Indemnity
 insurance against all protection and indemnity risks including pollution for the full value and tonnage of the vessel insured (as approved in writing by the Bank) according to the relevant rules and deductibles of a club or association which is a member of the International Group of Protection and Indemnity Associations. If any risks are excluded or the deductibles as provided by the rules are altered, the prior written consent of the Bank shall be required. In case that crew liabilities (including without limitation loss of life, injury or illness) have been entirely excluded from the association cover or insured on a deductible excess basis, (always subject to the prior written consent of the Bank) such liabilities shall have to be further insured separately with other underwriters acceptable to the Bank and upon such terms as shall from time to time be approved in writing by the Bank; and
e. FD & D Insurance
Freight, Demurrage and Defence insurance as per the terms and conditions of a mutual club or association acceptable to the Bank; and
f. Pollution Liability Insurance
an extra insurance in respect of excess Oil Pollution Liability (including -if the vessel insured is a tanker- the Civil Liability Convention certificate) including full cover of pollution risks for the amount up to the maximum commercially available limit and upon such terms as shall be commercially available and accepted by the Bank; and
g. USA Pollution Risk Insurance
(in case that the vessel is scheduled to operate within or nearby USA jurisdiction) to cover and keep such vessel covered with an extra insurance in respect of oil pollution liability for an amount and upon such terms as required by international and national law regulations and shall from time to time be required by the Bank; and

h. Mortgagee's Interest Insurance
mortgagee's interest insurance which shall be effected by the Bank in the name of the Bank, but at the expenses of the Owner including (if it is so determined by the Bank) mortgagee's additional perils (pollution) coverage or other similar insurance in respect of any pollution claims against the vessel insured upon such terms as shall from time to time be determined by the Bank; and
i. Mortgagee's Additional Perils (Pollution) Insurance
(if so required by the Bank) mortgagee's additional perils (pollution) insurance or other similar insurance which shall be effected by the Bank in the name of the Bank, but at the expenses of the Owner, including insurance in respect of any pollution claims against the vessel insured upon such terms as shall from time to time be determined by the Bank; and
j. Mortgage Rights Insurance
(if so required by the Bank) mortgage rights insurance which shall be effected by the Bank in the name of the Bank, but at the expenses of the Owner, covering the legal title and rights of the Bank under the Mortgage in the flag or host country of the vessel upon such terms and in such amounts as shall from time to time be approved in writing by the Bank; and
k. Other Insurance
insurance in respect of such other matters of whatsoever nature and howsoever arising in respect of which the Bank would at any time reasonably require at its discretion the Vessel to be insured.
3. TERMS AND OBLIGATIONS FOR EFFECTING AND
 MAINTAINING INSURANCES
3.01. The Insurances to be effected in such currency as the Bank may approve and through the Approved Brokers (other than any mortgagee's interest insurance and, if the Bank requires, mortgagee's additional perils (pollution) insurance and/or any mortgage rights insurance which shall be effected through brokers nominated by the Bank) and with such insurance companies and/or underwriters as shall from time to time be approved in writing by the Bank, provided however that the insurances against war risks, protection and indemnity, FD & D cover or other mutual insurance risks may be effected by the entry of the vessel with such war, protection and indemnity or other mutual insurance associations as shall from time to time be approved in writing by the Bank.
3.02. The Insurances to be effected and maintained free of cost and expense to the Bank and in the sole name of the Owner or, if so required by the Bank, in the joint names of the relevant Owner and the Bank (but without liability on the part of the Bank for premiums or calls). All insurances to be in form and substance and under terms satisfactory to the Bank.
3.03. Unless otherwise agreed in writing by the Bank:
(a) The amount in respect of which the Insurances should be effected shall be an amount (the "Insurance Amount") which will be (aa)in respect of each of hull and machinery and War risks insurances the greater of the market value of the vessel insured for the time being and 125% of an amount (the "Amount of Debt") equal to the aggregate of the Loan and the Swap Exposure and (bb)in respect of mortgagee's interest insurance, (and if the Bank requests) mortgagee's additional perils (pollution) and mortgage rights insurance 120% of the Amount of Debt.
(b) In case that the Amount of Debt is secured by more than one vessels the above percentages should be covered by the aggregate of the Insurances in respect of all such vessels.

(c) In case that the vessel insured secures by its Insurances, Amounts of Debt under more than one agreements then the above percentages apply to the aggregate of all the Amounts of Debt under all the agreements.
3.04. Any person who is obliged under the agreement to which these Insurance Requirements are attached to effect and maintain the Insurances, will be obliged jointly and severally with any other person having the same obligation to (and will ensure that the Owner, if it is a different person shall):
(a) procure and ensure that the Approved Brokers and/or the managers of any club or association through whom any of the Protection and indemnity and/or War risks insurances are placed, as the case may be, shall send to the Bank a letter of undertaking in respect of the Insurances in form and substance satisfactory to the Bank and Notice of Cancellation as per Clause 4(d) below. The Approved Brokers' letter of undertaking shall be comparable to the form recommended by Lloyd's Insurance Brokers Committee, or any subsequent LIBC form. Such brokers to further undertake to give immediate notice of any insurance being subject to the Condition Survey Warranty (J.H.115) and/or Structural Conditions Warranty (J.H.722) and/or the Classification Clause (Hulls) 29/6/89 and/or other similar conditions/clauses 30 days prior to the attachment date of any insurance bearing any of these warranties.
(b) (if any of the Insurances form part of a fleet cover), procure that the Approved Brokers shall undertake to the Bank that they shall neither set off against any claims in respect of the vessel insured any premiums due in respect of other vessels under such fleet cover or any premiums due for other insurances, nor cancel the insurance for reasons of non-payment of premiums for other vessels under such fleet cover or of premiums for such other insurances, and shall undertake to issue a separate policy in respect of the vessel insured if and when so requested by the Bank;
(c) punctually pay all premiums, calls, contributions or other sums payable in respect of all Insurances and produce all relevant receipts or other evidence of payment when so required by the Bank;
(d) at least fourteen (14) days before the Insurances expire, notify the Bank of the names of the brokers and/or the war risks and protection and indemnity risks associations proposed to be employed by the relevant Owner for the purposes of the renewal of such Insurances and of the amounts in which such Insurances are proposed to be renewed and the risks to be covered and, subject to compliance with any requirements of the Bank under the Insurance Requirements, procure that appropriate instructions for the renewal of such Insurances on the terms so specified are given to the Approved Brokers and/or to the approved war risks and protection and indemnity risks associations at least ten (10) days before the relevant Insurances expire, and that the Approved Brokers and/or the approved war risks and protection and indemnity risks associations will at least seven (7) days before such expiry (or within such shorter period as the Bank may from time to time agree) confirm in writing to the Bank as and when such renewals have been effected in accordance with the instructions so given;
(e) arrange for the execution and delivery of such guarantees or indemnities as may from time to time be required by any protection and indemnity or war risks association;
(f) deposit with the Approved Brokers (or procure the deposit of) all slips, cover notes, policies, certificates of entry or other instruments of insurance from time to time issued and procure that the interest of the Bank shall be endorsed thereon by incorporation of the relevant Loss Payable Clause and by means of a notice of assignment (signed by the Owner) in the form set out in Paragraph 4 of this Schedule or in such other form as may from time to time be agreed in writing by the Bank, and that the Bank shall be furnished with pro forma copies thereof and a letter or letters of undertaking from the Approved Brokers in such form as shall from time to time be required by the Bank;
(g) procure that any protection and indemnity and/or war risks associations and/or hull and machinery and/or any other insurance company or underwriters in which the vessel insured is for the time being entered and/or insured shall endorse the relevant Loss Payable Clause on the relevant certificate of entry or policy and shall furnish the Bank with a copy of such certificate of entry or policy and a letter or letters of undertaking in such form as shall from time to time be required by the Bank;
(h) (if so requested by the Bank, but at the cost of the Owner) furnish the Bank from time to time with a detailed report signed by an independent firm of marine insurance brokers appointed by the Bank dealing with the Insurances maintained on the vessel insured and stating the opinion of such firm as to the adequacy thereof;
(i) do all things necessary and provide all documents, evidence and information to enable the Bank to collect or recover any moneys which shall at any time become due in respect of the Insurances;
(j) ensure that the vessel insured shall not be employed otherwise than in conformity with the terms of the Insurances (including any warranties express or implied therein) without first obtaining the consent of the insurers to such employment and complying with such requirements as to extra premium or otherwise as the insurers may prescribe;
(k) apply all sums receivable under the Insurances which are paid to the Owner in accordance with the Loss Payable Clauses in repairing all damage and/or in discharging the liability in respect of which such sums shall have been received; and
(l) (in case that the vessel is scheduled to operate or operates within or nearby USA jurisdiction) make all the Protection & Indemnity Club US Voyage Quarterly Declarations for each quarter in time and send copies of same to the Bank on an annual basis
3.05. Fleet Cover is permitted only subject to the prior written approval of the Bank, to the conditions set out in 3.04(b) above and the Bank's prior express written approval of fleet aggregate deductibles.
4. LOSS PAYABLE CLAUSES AND CANCELLATION CLAUSE
A. The Loss Payable Clauses to be attached to the relevant Insurances should be substantially in the following form:
a) HULL AND MACHINERY (MARINE AND WAR RISKS)
It is noted that by an Insurance Assignment and a Mortgage granted by ……………………………….. (the "Owner") in favour of CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK acting through its office at ………………….., Paris, France (the "Mortgagee") all the Owner's rights, title and interest in and to all policies and contracts of insurance from time to time taken out or entered into by or for the benefit of the Owner including all claims of whatsoever nature and return of premia in respect of " ………….." have been assigned and accordingly:
(a) all claims hereunder in respect of an actual or constructive or compromised or arranged total loss, and all claims in respect of a major casualty (that is to say any casualty the claim in respect of which exceeds United States Dollars 750,000 inclusive of any deductible) shall be paid in full to the Mortgagee or to its order; and
(b) all other claims hereunder shall be paid in full to the Owner or to its order, unless and until the Mortgagee shall have notified the insurers hereunder to the contrary, whereupon all such claims shall be paid to the Mortgagee or to its order.
b) PROTECTION AND INDEMNITY RISKS
Payment of any recovery which …………. of ………….. (the "Owner") is entitled to make out of the funds of the Association in respect of any liability, costs or expenses incurred by the Owner, shall be made to the Owner or to its order, unless and until the Association receives notice to the contrary from CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK acting through its office at ………………, Paris, France (the "Mortgagee") in which event all recoveries shall thereafter be paid to the Mortgagee or to its order; provided that no liability whatsoever shall attach to the Association, its managers or their agents for failure to comply with the latter obligation until the expiry of two clear business days from the receipt of such notice.
B. NOTICE OF CANCELLATION
The Owner to procure that an undertaking of the brokers/insurers be given to the Mortgagee along the following terms:
Notice of Cancellation of Insurances will be given to CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK acting through its office at ………………….., Paris, France (the "Mortgagee") in any of the following cases:
(1) immediately of any material changes which are proposed to be made in the terms of the Insurances or if the insurers cease to be insurers for any purposes connected with the Insurances;
(2) not later than fourteen (14) days prior to the expiry of any of the Insurances if instructions have not been received for the renewal thereof and, in the event of instructions being received to renew, of the details thereof;
(3) immediately of any instructions or notices received by insurers with regard to the cancellation or invalidity of any of the Insurances aforesaid; and
(4) immediately if the insurers give notice of their intention to cancel the Insurances, provided that the insurers will not exercise any rights of cancellation by reason of unpaid premiums without giving the Bank fourteen (14) days, from the receipt of which to remit the sums due.
(5) immediately if a broker institutes cancellation by way of a broker's cancellation clause.
C. NOTICE OF ASSIGNMENT
The notice of assignment shall be in the following form:

…….. of ……………. the Owners of the m.v. "………..", under …………. flag, Official Registration No ………….., HEREBY GIVE NOTICE that by an Insurance Assignment made the …………day of ……… …. and entered into by us with CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK acting through its office at  ……………, Paris, France, there has been assigned by us to CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK acting through its office at ……………., Paris, France as Mortgagees of the said Vessel all rights, title and interest in and to all policies and contracts of insurance from time to time taken out or entered into by or for the benefit of the Owners, all insurances in respect thereof, including the insurances constituted by the Policy whereon this notice is endorsed and the Owner has authorised the Mortgagee to have access and/or obtain any copies of the Policy(ies) and/or other information from the insurers.
Signed
For and on behalf of
Owner

 Dated …………..

SCHEDULE 2
FORM OF DRAWDOWN NOTICE
 (referred to in Clause 2.02)
To:
………………………………

………………………….

US$ …………….. Loan - Loan Agreement dated ………………..
We refer to the above Loan Agreement and hereby give you notice that we wish to draw the Commitment in the amount of $ ………………….. on ……, ……… We select a first Interest Period in respect of the Loan of ……………….. months. The funds should be credited to ……. name and number of account held with the Bank.
We confirm that:
(i) we will use the proceeds of the Loan for our benefit and under our full responsibility and exclusively for the purpose specified in the Loan Agreement;
(ii) no event or circumstance has occurred and is continuing which constitutes a Default;
(iii) the representations and warranties contained in Clause 6 of the Loan Agreement and the representations and warranties contained in each of the Security Documents are true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date;
(iv) the borrowing to be effected by the drawing of the Commitment will be within our corporate powers, has been validly authorised by appropriate corporate action and will not cause any limit on our borrowings (whether imposed by statute, regulation, agreement or otherwise) to be exceeded;
(v) there has been no change in the beneficial and legal ownership, management, operations or financial condition of any of the Security Parties from that previously disclosed to the Bank in writing other than ...............................
Words and expressions defined in the Loan Agreement shall have the same meanings when used herein.
SIGNED by
for and on behalf of
the Borrower

in the presence of

SCHEDULE 3
FORM OF COMPLIANCE CERTIFICATE
To:
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

........…………………,
Paris, France,
(the "Bank");

From:
BIKAR SHIPPING COMPANY INC.
of the Marshall Islands; and
DIANA SHIPPING INC.
of the Marshall Islands
(the "Corporate Guarantor")

Date: ……………..

Dear Sirs,
Loan Agreement dated …….  2011 (the "Agreement")
We refer to the Agreement. This certificate is given pursuant to Clause 8.01 of the Agreement.
We confirm that:
(a) as of ……………… ("Compliance Date")
1.            Total Debt was $..................................; and
2.            Total Assets were $.........................;

for the period ………………………, the Minimum Net Worth was $................................ and the Maximum Leverage was …………………….%. Therefore, the covenants contained in Clause 8.07 (a) and (b) of the Agreement (have/have not) been complied with.

(b) The cash credit balance in accounts (free of Encumbrances) in the name of the Guarantor and/or its Subsidiaries in $ ………………………….. Therefore, the covenant contained in Clause 8.07 (c) of the Agreement (has/has not) been complied with.

(c) We confirm that dividends have been declared and/or paid in the sum of $........................

(d) We confirm that we aware of no Event of Default has occurred and is continuing and no such Event of Default will occur as a result of such payment

Signed for
DIANA SHIPPING INC and
BIKAR SHIPPING COMPANY INC.

----------------------------------------------
Chief Financial Officer

Note: If the statement in paragraph (d) cannot be made, the certificate should identify any Event of Default that has occurred and is continuing and the steps, if any, being taken to remedy it.

Execution Page

EXECUTED as a DEED by
Mr Andreas Nikolaos Michalopoulos	/s/ Andreas Nikolaos Michalopoulos
for and on behalf of
the Borrower
BIKAR SHIPPING COMPANY INC.
in the presence of

/s/ Vasipelos Skoutenis

EXECUTED as a DEED by
Mr Anastasios Margaronis	/s/ Anastasios Margaronis
for and on behalf of
the Guarantor
DIANA SHIPPING INC.
in the presence of

/s/ Vasipelos Skoutenis

EXECUTED as a DEED by
Ms Margarita Veniou	/s/ Margarita Veniou
for and on behalf of
the Manager
DIANA SHIPPING SERVICES S.A.
in the presence of

/s/ Vasipelos Skoutenis

EXECUTED as a DEED by
and by Eltychia Strintzi	/s/ Eltychia Strintzi
for and on behalf of
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK
in the presence of

/s/ Vasipelos Skoutenis
Witness to all above signatures
Name: Vasipelos Skoutenis
Address: 57 Notara Street, 185 55 Piraeus, Greece
Occupation: Attorney-at-Law